Exhibit 99.11

Part One—Financial Information

ITEM 1. Consolidated Financial Statements

CIT GROUP INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Unaudited) (dollars in millions – except share data)

	March 31,	December 31,
	2014	2013
Assets
Cash and due from banks, including restricted balances of $1,567.4 and $178.1 at March 31, 2014 and December 31, 2013(1), respectively	$2,145.1	$680.1
Interest bearing deposits, including restricted balances of $768.0 and $785.5 at March 31, 2014 and December 31, 2013(1), respectively	4,548.8	5,364.6
Investment securities	2,255.0	2,630.7
Assets held for sale(1)	1,119.4	1,003.4
Loans (see Note 6 for amounts pledged)	18,571.7	18,629.2
Allowance for loan losses	(352.6)	(356.1)
Total loans, net of allowance for loan losses(1)	18,219.1	18,273.1
Operating lease equipment, net (see Note 6 for amounts pledged)(1)	14,182.4	13,035.4
Unsecured counterparty receivable	279.5	301.6
Goodwill	403.5	334.6
Other assets, including $91.1 and $50.3 at March 31, 2014 and December 31, 2013, respectively, at fair value	1,704.1	1,694.1
Assets of discontinued operation (1)	3,721.2	3,821.4
Total Assets	$48,578.1	$47,139.0
Liabilities
Deposits	$13,189.3	$12,526.5
Credit balances of factoring clients	1,213.5	1,336.1
Other liabilities, including $117.6 and $111.0 at March 31, 2014 and December 31, 2013, respectively, at fair value	2,692.6	2,664.3
Long-term borrowings, including $3,993.3 and $2,510.5 contractually due within twelve months at March 31, 2014 and December 31, 2013, respectively	19,508.8	18,484.5
Liabilities of discontinued operation (1)	3,172.1	3,277.6
Total Liabilities	39,776.3	38,289.0
Stockholders’ Equity
Common stock: $0.01 par value, 600,000,000 authorized
Issued: 203,064,247 and 202,182,395 at March 31, 2014 and December 31, 2013, respectively	2.0	2.0
Outstanding: 195,029,842 and 197,403,751 at March 31, 2014 and December 31, 2013, respectively
Paid-in capital	8,569.7	8,555.4
Retained earnings	678.4	581.0
Accumulated other comprehensive loss	(76.0)	(73.6)
Treasury stock: 8,034,405 and 4,778,644 shares at March 31, 2014 and December 31, 2013 at cost, respectively	(378.1)	(226.0)
Total Common Stockholders' Equity	8,796.0	8,838.8
Noncontrolling minority interests	5.8	11.2
Total Equity	8,801.8	8,850.0
Total Liabilities and Equity	$48,578.1	$47,139.0

(1) The following table presents information on assets and liabilities related to Variable Interest Entities (VIEs) that are consolidated by the Company. The difference between VIE total assets and total liabilities represents the Company’s interests in those entities, which were eliminated in consolidation. The assets of the consolidated VIEs will be used to settle the liabilities of those entities and, except for the Company’s interest in the VIEs, are not available to the creditors of CIT or any affiliates of CIT.

Assets
Cash and interest bearing deposits, restricted	$511.1	$516.4
Assets held for sale	67.9	96.7
Total loans, net of allowance for loan losses	3,102.7	3,109.7
Operating lease equipment, net	4,497.3	4,569.9
Other	10.7	11.9
Assets of discontinued operation	3,332.9	3,438.2
Total Assets	$11,522.6	$11,742.8
Liabilities
Beneficial interests issued by consolidated VIEs (classified as long-term borrowings)	$4,796.2	$5,156.4
Liabilities of discontinued operation	3,160.3	3,265.6
Total Liabilities	$7,956.5	$8,422.0

The accompanying notes are an integral part of these consolidated financial statements.

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CIT GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (dollars in millions – except per share data)

	Quarters Ended March 31,
	2014	2013

Interest income
Interest and fees on loans	$293.4	$316.1
Interest and dividends on interest bearing deposits and investments	8.8	6.4
Interest income	302.2	322.5
Interest expense
Interest on long-term borrowings	(220.0)	(231.8)
Interest on deposits	(51.9)	(42.3)
Interest expense	(271.9)	(274.1)
Net interest revenue	30.3	48.4
Provision for credit losses	(36.7)	(19.5)
Net interest revenue, after credit provision	(6.4)	28.9
Non-interest income
Rental income on operating leases	491.9	476.4
Other income	71.1	70.0
Total non-interest income	563.0	546.4
Total revenue, net of interest expense and credit provision	556.6	575.3
Other expenses
Depreciation on operating lease equipment	(148.8)	(133.3)
Maintenance and other operating lease expenses	(51.6)	(42.4)
Operating expenses	(233.5)	(230.9)
Total other expenses	(433.9)	(406.6)
Income from continuing operations before provision for income taxes	122.7	168.7
Provision for income taxes	(13.5)	(12.8)
Income from continuing operations, before attribution of noncontrolling interests	109.2	155.9
Net loss (income) attributable to noncontrolling interests, after tax	5.7	(3.0)
Income from continuing operations	114.9	152.9
Discontinued operation
Income from discontinued operation, net of taxes	2.3	9.7
Net income	$117.2	$162.6

Basic income per common share
Income from continuing operations	$0.59	$0.76
Income from discontinued operation, net of taxes	0.01	0.05
Basic income per common share	$0.60	$0.81

Diluted income per common share
Income from continuing operations	$0.58	$0.76
Income from discontinued operation, net of taxes	0.01	0.05
Diluted income per common share	$0.59	$0.81

Average number of common shares - basic (thousands)	196,089	201,149
Average number of common shares - diluted (thousands)	197,047	201,779

Dividends declared per common share	$0.10	$-

The accompanying notes are an integral part of these consolidated financial statements.

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CIT GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (Unaudited) (dollars in millions)

	Quarters Ended March 31,
	2014	2013
Income from continuing operations, before attribution of noncontrolling interests	$109.2	$155.9
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(4.3)	(5.0)
Changes in fair values of derivatives qualifying as cash flow hedges	-	(0.1)
Net unrealized gains (losses) on available for sale securities	0.3	(0.3)
Changes in benefit plans net gain (loss) and prior service (cost)/credit	1.6	(0.2)
Other comprehensive loss, net of tax	(2.4)	(5.6)
Comprehensive income before noncontrolling interests and discontinued operation	106.8	150.3
Comprehensive loss (income) attributable to noncontrolling interests	5.7	(3.0)
Income from discontinued operation, net of taxes	2.3	9.7
Comprehensive income	$114.8	$157.0

The accompanying notes are an integral part of these consolidated financial statements.

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CIT GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (Unaudited) (dollars in millions)

	Common Stock	Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Loss	Treasury Stock	Noncontrolling Minority Interests	Total Equity
December 31, 2013	$2.0	$8,555.4	$581.0	$(73.6)	$(226.0)	$11.2	$8,850.0
Net income			117.2			(5.7)	111.5
Other comprehensive loss, net of tax				(2.4)			(2.4)
Dividends paid			(19.8)				(19.8)
Amortization of restricted stock, stock option and performance shares expenses and shares withheld to cover taxes upon vesting		14.0			(16.5)		(2.5)
Repurchase of common stock					(135.6)		(135.6)
Employee stock purchase plan		0.3					0.3
Distribution of earnings and capital						0.3	0.3
March 31, 2014	$2.0	$8,569.7	$678.4	$(76.0)	$(378.1)	$5.8	$8,801.8

December 31, 2012	$2.0	$8,501.8	$(74.6)	$(77.7)	$(16.7)	$4.7	$8,339.5
Net income (loss)			162.6			3.0	165.6
Other comprehensive income, net of tax				(5.6)			(5.6)
Amortization of restricted stock and stock option expenses		12.4			(10.0)		2.4
Employee stock purchase plan		0.2					0.2
Distribution of earnings and capital						–	–
March 31, 2013	$2.0	$8,514.4	$88.0	$(83.3)	$(26.7)	$7.7	$8,502.1

The accompanying notes are an integral part of these consolidated financial statements.

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CIT GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (dollars in millions)

	Three Months Ended March 31,
	2014	2013
Cash Flows From Operations
Net income	$117.2	$162.6
Adjustments to reconcile net income to net cash flows from operations:
Provision for credit losses	36.7	19.5
Net depreciation, amortization and (accretion)	163.2	173.1
Net gains on equipment, receivable and investment sales	(14.4)	(29.9)
Provision for deferred income taxes	3.4	6.7
Increase in finance receivables held for sale	(12.8)	(4.3)
Increase in other assets	(4.2)	(61.5)
Decrease in accrued liabilities and payables	(62.2)	(197.3)
Net cash flows provided by operations	226.9	68.9
Cash Flows From Investing Activities
Loans originated and purchased	(4,044.4)	(4,613.7)
Principal collections of loans	3,618.9	3,420.4
Purchases of investment securities	(3,262.4)	(3,912.7)
Proceeds from maturities of investment securities	3,642.7	3,255.1
Proceeds from asset and receivable sales	484.1	364.8
Purchases of assets to be leased and other equipment	(734.6)	(190.7)
Net increase in short-term factoring receivables	(118.3)	(243.8)
Acquisitions, net of cash received	(245.5)	–
Change in restricted cash	(1,365.2)	(18.0)
Net cash flows used in investing activities	(2,024.7)	(1,938.6)
Cash Flows From Financing Activities
Proceeds from the issuance of term debt	1,136.7	110.4
Repayments of term debt	(578.5)	(562.5)
Net increase in deposits	663.4	1,018.9
Collection of security deposits and maintenance funds	137.5	122.2
Use of security deposits and maintenance funds	(128.5)	(117.8)
Repurchase of common stock	(135.6)	–
Dividends paid	(19.8)	–
Net cash flows provided by financing activities	1,075.2	571.2
Decrease in cash and cash equivalents	(722.6)	(1,298.5)
Unrestricted cash and cash equivalents, beginning of period	5,081.1	5,636.2
Unrestricted cash and cash equivalents, end of period	$4,358.5	$4,337.7
Supplementary Cash Flow Disclosure
Interest paid	$(299.5)	$(301.3)
Federal, foreign, state and local income taxes paid, net	$(6.6)	$(39.2)
Supplementary Non Cash Flow Disclosure
Transfer of assets from held for investment to held for sale	$464.4	$186.9
Transfer of assets from held for sale to held for investment	$31.0	$8.0

The accompanying notes are an integral part of these consolidated financial statements.

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CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 1 — BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CIT Group Inc., together with its subsidiaries (collectively “CIT” or the “Company”), has provided financial solutions to its clients since its formation in 1908. The Company provides financing, leasing and advisory services principally to middle market companies in a wide variety of industries primarily in North America, and equipment financing and leasing solutions to the transportation industry worldwide. CIT became a bank holding company (“BHC”) in December 2008 and a financial holding company (“FHC”) in July 2013. CIT is regulated by the Board of Governors of the Federal Reserve System (“FRB”) and the Federal Reserve Bank of New York (“FRBNY”) under the U.S. Bank Holding Company Act of 1956. CIT Bank (the “Bank”), a wholly-owned subsidiary, is a state-chartered bank located in Salt Lake City, Utah, and is regulated by the Federal Deposit Insurance Corporation (“FDIC”) and the Utah Department of Financial Institutions (“UDFI”). The Company operates primarily in North America, with locations in Europe and Asia.

BASIS OF PRESENTATION

Principles of Consolidation

The accompanying consolidated financial statements include financial information related to CIT Group Inc., a Delaware corporation, and its majority owned subsidiaries, including the Bank, and those variable interest entities (“VIEs”) where the Company is the primary beneficiary. Assets held in an agency or fiduciary capacity are not included in the consolidated financial statements.

In preparing the consolidated financial statements, all significant intercompany accounts and transactions have been eliminated. These consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q for interim financial information and accordingly, do not include all information and note disclosures required by generally accepted accounting principles in the United States of America (“GAAP”) for complete financial statements. The financial statements in this Form 10-Q have not been audited by an independent registered public accounting firm in accordance with standards of the Public Company Accounting Oversight Board (U.S.), but in the opinion of management include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of CIT’s financial position, results of operations and cash flows in accordance with GAAP. These consolidated financial statements should be read in conjunction with our current Form 10-K on file.

The consolidated financial statements include the effects of adopting Fresh Start Accounting (“FSA”) upon emergence from bankruptcy on December 10, 2009, as required by GAAP, based on a convenience date of December 31, 2009. Accretion and amortization of certain FSA adjustments are included in the Consolidated Statements of Operations and Cash Flows.

The accounting and financial reporting policies of CIT Group Inc. conform to GAAP and the preparation of the consolidated financial statements requires management to make estimates and assumptions that affect reported amounts and disclosures. Actual results could differ from those estimates and assumptions. Some of the more significant estimates include: allowance for loan losses, loan impairment, fair value determination, lease residual values, liabilities for uncertain tax positions, realizability of deferred tax assets and goodwill assets. Additionally where applicable, the policies conform to accounting and reporting guidelines prescribed by bank regulatory authorities.

Revisions

The Company also discovered and corrected an immaterial error impacting the classification of railcar maintenance expenses. Management determined that railcar maintenance expenses, which reduced “Rental income on operating leases”, should be reflected as a separate line item in the “Other expenses” section of the Company's Consolidated Statement of Operations (i.e., gross presentation). These classification errors had no impact on the Company’s Consolidated Balance Sheet or Consolidated Statement of Cash Flows in any period.

Discontinued Operation

On April 25, 2014, the Company completed the sale of its student lending business. As a result, the student lending business is reported as a discontinued operation. The business had been included in the Non-Strategic Portfolios segment and

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consisted of a portfolio of U.S. Government-guaranteed student loans. The portfolio was in run-off and had been transferred to assets held for sale (“AHFS”) at the end of 2013. See Note 2 – Discontinued Operation.

NEW ACCOUNTING PRONOUNCEMENTS

Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity

On April 10, 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, which changes the criteria for determining which disposals can be presented as discontinued operations and modifies related disclosure requirements.

The final guidance raises the threshold for a disposal to qualify as a discontinued operation and requires new disclosures of both discontinued operations and certain other disposals that do not meet the definition of a discontinued operation. The ASU is aimed at reducing the frequency of disposals reported as discontinued operations by focusing on strategic shifts that have or will have a major effect on an entity’s operations and financial results. In another change from current US GAAP, the guidance permits companies to have continuing cash flows and significant continuing involvement with the disposed component.

The ASU eliminates most of the scope exceptions in current US GAAP.

Under the revised standard, a discontinued operation is (1) a component of an entity or group of components that has been disposed of by sale, disposed of other than by sale or is classified as held for sale that represents a strategic shift that has or will have a major effect on an entity’s operations and financial results or (2) an acquired business or nonprofit activity that is classified as held for sale on the date of the acquisition.

The guidance does not change the presentation requirements for discontinued operations in the statement where net income is presented. Although it permits significant continuing involvement, the standard does not address how companies should present continuing involvement with a discontinued operation prior to the disposal. Also, the ASU requires the reclassification of assets and liabilities of a discontinued operation in the statement of financial position for all prior periods presented.

The standard expands the disclosures for discontinued operations and requires new disclosures related to individually material disposals that do not meet the definition of a discontinued operation, an entity’s continuing involvement with a discontinued operation following the disposal date, and retained equity method investments in a discontinued operation.

For public entities, the guidance is effective for annual periods beginning on or after December 15, 2014 and interim periods within that year. The ASU is applied prospectively. However, all entities may early adopt the guidance for new disposals (or new classifications as held for sale) that have not been reported in financial statements previously issued or available for issuance. CIT will evaluate any future dispositions under this ASU.

NOTE 2 – DISCONTINUED OPERATION

During the fourth quarter of 2013, management determined that it no longer had the intent to hold a liquidating portfolio of government-guaranteed student loans associated with its student lending business until maturity and that it would seek to sell its student lending business, along with certain secured debt and servicing rights and student loans with a carrying amount of $3.4 billion were transferred to assets held for sale as of December 31, 2013. As a result, the student lending business is reported as a discontinued operation for all periods presented.

When the portfolio was transferred, the remaining FSA discount associated with the loan receivable balance ($184 million) became a component of the $3.4 billion carrying amount, thus there will be no further FSA accretion to interest income. The loans collateralized $3.2 billion of secured debt at March 31, 2014, which is net of $226 million FSA adjustment. The FSA adjustment on this secured debt will continue to accrete to interest expense until the debt is extinguished. The transfer of the loans receivable to assets held for sale did not result in any impairment. Based on market conditions subsequent to year-end, we currently believe that we will realize a net gain on the sale of the student loans. The net gain to be recognized on the sale of the student loans will consist primarily of (1) the gain on the sale of the loans (which are carried net of a discount of $184 million) and any proceeds received for the sale of the servicing of those loans and (2) the expense to be recognized based on the acceleration of the debt FSA ($226 million) upon the extinguishment of the related debt.

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The operating results and the assets and liabilities of the discontinued operation, which was formerly included in the Non-Strategic Portfolios segment, are presented separately in the Company’s Consolidated Financial Statements. Summarized financial information for the discontinued business is shown below. Prior period balances have been adjusted to present the operations of the student lending business as a discontinued operation.

In connection with the classification of the student lending business as a discontinued operation, certain indirect operating expenses that previously had been allocated to the business, have instead been allocated to Corporate and Other as part of continuing operations and are not included in the summary of discontinued operation presented in the table below. The total incremental pretax amounts of indirect overhead expense that were previously allocated to the student lending business and remain in continuing operations were approximately $0.8 million and $2.2 million for the quarters ended March 31, 2014 and 2013, respectively.

Salaries and general operating expenses included in discontinued operation consists of direct expenses of the student lending business that are separate from ongoing CIT operations and will not continue post disposal.

Assets and Liabilities of Discontinued Operation (dollars in millions)
	March 31, 2014	December 31, 2013
Assets:
Assets held for sale	$3,283.6	$3,374.5
Cash	87.9	94.5
Other assets	349.7	352.4
Total assets	$3,721.2	$3,821.4

Liabilities:
Long-term borrowings (secured)	$3,160.3	$3,265.6
Other liabilities	11.8	12.0
Total Liabilities	$3,172.1	$3,277.6

Operating Results of Discontinued Operation (dollars in millions)
	Quarters Ended March 31,
	2014	2013
Total interest income	$21.2	$34.2
Total interest expense	(19.0)	(17.8)
Other income	3.0	0.1
Operating expenses	(2.2)	(4.4)
Income from discontinued operation before provision for income taxes	3.0	12.1
Provision for income taxes	(0.7)	(2.4)
Income from discontinued operation, net of taxes	$2.3	$9.7

NOTE 3 — LOANS

Finance receivables consist of the following:

Finance Receivables by Product (dollars in millions)

	March 31, 2014	December 31, 2013
Loans	$13,980.0	$13,814.3
Direct financing leases and leveraged leases	4,591.7	4,814.9
Finance receivables	18,571.7	18,629.2
Finance receivables held for sale	1,069.8	794.3
Finance and held for sale receivables(1)	$19,641.5	$19,423.5

(1)	Assets held for sale on the Balance Sheet includes finance receivables and operating lease equipment. As discussed in subsequent tables, since the Company manages the credit risk and collections of finance receivables held for sale consistently with its finance receivables held for investment, the applicable amount is presented in this table.

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The following table presents finance receivables by segment, based on obligor location:

Finance Receivables (dollars in millions)

	March 31, 2014			December 31, 2013
	Domestic	Foreign	Total	Domestic	Foreign	Total
Transportation & International Finance	$660.0	$2,893.5	$3,553.5	$666.6	$2,827.8	$3,494.4
North American Commercial Finance	13,500.1	1,402.7	14,902.8	13,196.7	1,496.4	14,693.1
Non-Strategic Portfolios	114.8	0.6	115.4	117.9	323.8	441.7
Total	$14,274.9	$4,296.8	$18,571.7	$13,981.2	$4,648.0	$18,629.2

The following table presents selected components of the net investment in finance receivables.

Components of Net Investment in Finance Receivables (dollars in millions)

	March 31, 2014	December 31, 2013
Unearned income	$(959.0)	$(942.0)
Unamortized (discounts)	(42.8)	(47.9)
Net unamortized deferred costs and (fees)	52.0	49.7

Certain of the following tables present credit-related information at the “class” level in accordance with ASC 310-10-50, Disclosures about the Credit Quality of Finance Receivables and the Allowance for Credit Losses. A class is generally a disaggregation of a portfolio segment. In determining the classes, CIT considered the finance receivable characteristics and methods it applies in monitoring and assessing credit risk and performance.

Credit Quality Information

The following table summarizes finance receivables by the risk ratings that bank regulatory agencies utilize to classify credit exposure and which are consistent with indicators the Company monitors. Customer risk ratings are reviewed on a regular basis by Credit Risk Management and are adjusted as necessary for updated information affecting the borrowers’ ability to fulfill their obligations.

The definitions of these ratings are as follows:

■	Pass – finance receivables in this category do not meet the criteria for classification in one of the categories below.

■	Special mention – a special mention asset exhibits potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may, at some future date, result in the deterioration of the repayment prospects.

■	Classified – a classified asset ranges from: (1) assets that exhibit a well-defined weakness and are inadequately protected by the current sound worth and paying capacity of the borrower, and are characterized by the distinct possibility that some loss will be sustained if the deficiencies are not corrected to (2) assets with weaknesses that make collection or liquidation in full unlikely on the basis of current facts, conditions, and values. Assets in this classification can be accruing or on non-accrual depending on the evaluation of these factors.

Finance and Held for Sale Receivables — by Risk Rating (dollars in millions)

	Transportation & International Finance		North American Commercial Finance
Grade:	Transportation Finance	International Finance	Corporate Finance	Equipment Finance	Real Estate Finance	Commercial Services	Subtotal	Non-Strategic Portfolios	Total
March 31, 2014
Pass	$1,760.0	$1,578.7	$6,208.5	$3,440.2	$1,534.3	$1,798.3	$16,320.0	$751.5	$17,071.5
Special mention	62.1	94.7	593.8	288.7	80.9	293.2	1,413.4	163.8	1,577.2
Classified – accruing	62.5	26.0	175.3	247.0	–	178.3	689.1	85.3	774.4
Classified – non-accrual	15.6	20.3	63.7	65.7	–	1.9	167.2	51.2	218.4
Total	$1,900.2	$1,719.7	$7,041.3	$4,041.6	$1,615.2	$2,271.7	$18,589.7	$1,051.8	$19,641.5
December 31, 2013
Pass	$1,627.4	$1,530.3	$5,783.1	$3,355.2	$1,554.8	$1,804.6	$15,655.4	$685.5	$16,340.9
Special mention	28.6	145.8	769.5	363.5	–	314.7	1,622.1	350.1	1,972.2
Classified – accruing	97.2	36.2	233.6	266.0	–	138.9	771.9	97.8	869.7
Classified – non-accrual	14.3	21.0	83.8	59.4	–	4.2	182.7	58.0	240.7
Total	$1,767.5	$1,733.3	$6,870.0	$4,044.1	$1,554.8	$2,262.4	$18,232.1	$1,191.4	$19,423.5

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Past Due and Non-accrual Loans

The table that follows presents portfolio delinquency status, regardless of accrual/non-accrual classification:

Finance and Held for Sale Receivables — Delinquency Status (dollars in millions)

	30–59 Days Past Due	60–89 Days Past Due	90 Days or Greater	Total Past Due 30 Days or Greater	Current	Total Finance Receivables
March 31, 2014
Transportation Finance	$7.1	$0.6	$16.4	$24.1	$1,876.1	$1,900.2
International Finance	38.1	14.8	17.0	69.9	1,649.8	1,719.7
Corporate Finance	-	-	0.5	0.5	7,040.8	7,041.3
Equipment Finance	100.7	20.6	17.1	138.4	3,903.2	4,041.6
Real Estate Finance	-	-	-	-	1,615.2	1,615.2
Commercial Services	26.1	1.5	0.8	28.4	2,243.3	2,271.7
Sub-total	172.0	37.5	51.8	261.3	18,328.4	18,589.7
Non-Strategic Portfolios	30.9	5.9	12.9	49.7	1,002.1	1,051.8
Total	$202.9	$43.4	$64.7	$311.0	$19,330.5	$19,641.5
December 31, 2013
Transportation Finance	$18.3	$0.9	$0.5	$19.7	$1,747.8	$1,767.5
International Finance	30.6	11.6	12.6	54.8	1,678.5	1,733.3
Corporate Finance	-	-	17.8	17.8	6,852.2	6,870.0
Equipment Finance	116.6	30.0	18.6	165.2	3,878.9	4,044.1
Real Estate Finance	-	-	-	-	1,554.8	1,554.8
Commercial Services	47.9	2.4	1.0	51.3	2,211.1	2,262.4
Sub-total	213.4	44.9	50.5	308.8	17,923.3	18,232.1
Non-Strategic Portfolios	29.7	7.9	16.2	53.8	1,137.6	1,191.4
Total	$243.1	$52.8	$66.7	$362.6	$19,060.9	$19,423.5

The following table sets forth non-accrual loans and assets received in satisfaction of loans (repossessed assets). Non-accrual loans include loans that are individually evaluated and determined to be impaired (generally loans with balances greater than $500,000), as well as other, smaller balance loans placed on non-accrual due to delinquency (generally 90 days or more).

Finance Receivables on Non-accrual Status (dollars in millions)

	March 31, 2014			December 31, 2013
	Held for Investment	Held for Sale	Total	Held for Investment	Held for Sale	Total
Transportation Finance	$15.6	$-	$15.6	$14.3	$–	$14.3
International Finance	20.3	-	20.3	21.0	–	21.0
Corporate Finance	63.7	-	63.7	83.5	0.3	83.8
Equipment Finance	65.7	-	65.7	59.4	–	59.4
Real Estate Finance	-	-	-	–	–	–
Commercial Services	1.9	-	1.9	4.2	–	4.2
Sub-total	167.2	-	167.2	182.4	0.3	182.7
Non-Strategic Portfolios	4.4	46.8	51.2	17.6	40.4	58.0
Total	$171.6	$46.8	$218.4	$200.0	$40.7	$240.7
Repossessed assets			6.2			7.0
Total non-performing assets			$224.6			$247.7
Accruing loans past due 90 days or more			$10.6			$9.9

10

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Payments received on non-accrual financing receivables are generally applied first against outstanding principal, though in certain instances where the remaining recorded investment is deemed fully collectible, interest income is recognized on a cash basis.

Impaired Loans

The Company’s policy is to review for impairment finance receivables greater than $500,000 that are on non-accrual status. Consumer loans and small-ticket loan and lease receivables that have not been modified in a troubled debt restructuring, as well as short-term factoring receivables, are included (if appropriate) in the reported non-accrual balances above, but are excluded from the impaired finance receivables disclosure below as charge-offs are typically determined and recorded for such loans when they are more than 120 – 150 days past due.

The following table contains information about impaired finance receivables and the related allowance for loan losses, exclusive of finance receivables that were identified as impaired at the Convenience Date for which the Company is applying the income recognition and disclosure guidance in ASC 310-30 (Loans and Debt Securities Acquired with Deteriorated Credit Quality), which are disclosed further below in this note.

Impaired Loans (dollars in millions)

				Three Months Ended March 31,
	March 31, 2014			2014	2013
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Average Recorded Investment
With no related allowance recorded:
Transportation Finance	$–	$–	$–	$–	$3.2
International Finance	5.1	17.9	–	6.0	5.0
Corporate Finance	125.1	131.3	–	130.6	174.1
Equipment Finance	6.7	7.6	–	6.3	7.8
Commercial Services	8.5	8.5	–	8.8	10.7
Non-Strategic Portfolios	6.6	6.7	–	8.4	41.8
With an allowance recorded:
Transportation Finance	15.5	15.5	0.7	14.9	19.3
Corporate Finance	50.2	51.4	24.0	50.4	98.0
Commercial Services	1.9	2.0	1.0	3.1	4.8
Non-Strategic Portfolios	–	–	–	–	2.5
Total Impaired Loans(1)	219.6	240.9	25.7	228.5	367.2
Total Loans Impaired at Convenience Date(2)	54.7	95.5	1.0	54.4	99.3
Total	$274.3	$336.4	$26.7	$282.9	$466.5

(1), (2)	See following table for footnote explanations.

11

Impaired Loans (dollars in millions) continued

				Year Ended
	December 31, 2013			December 31, 2013
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment
With no related allowance recorded:
Transportation Finance	$–	$–	$–	$2.2
International Finance	6.9	24.5	–	6.9
Corporate Finance	136.1	150.1	–	152.8
Equipment Finance	5.8	7.9	–	7.0
Commercial Services	9.1	9.1	–	10.0
Non-Strategic Portfolios	10.2	12.5	–	24.0
With an allowance recorded:
Transportation Finance	14.3	14.3	0.6	12.4
Corporate Finance	50.6	51.7	28.8	79.7
Commercial Services	4.2	4.2	1.0	4.6
Non-Strategic Portfolios	–	–	–	1.0
Total Impaired Loans(1)	237.2	274.3	30.4	300.6
Total Loans Impaired at Convenience date(2)	54.1	95.8	1.0	77.9
Total	$291.3	$370.1	$31.4	$378.5

(1)	Interest income recorded for the quarters ended March 31, 2014 and 2013 while the loans were impaired was $0.7 million and $4.7 million, respectively, of which $0.4 million and $0.3 million was interest recognized using the cash-basis method of accounting. Interest income recorded for the year ended December 31, 2013 while the loans were impaired was $17.7 million, of which $3.5 million was interest recognized using the cash-basis method of accounting.

(2)	Details of finance receivables that were identified as impaired at the Convenience Date are presented under Loans and Debt Securities Acquired with Deteriorated Credit Quality.

Impairment occurs when, based on current information and events, it is probable that CIT will be unable to collect all amounts due according to contractual terms of the agreement. The Company has established review and monitoring procedures designed to identify, as early as possible, customers that are experiencing financial difficulty. Credit risk is captured and analyzed based on the Company’s internal probability of obligor default (PD) and loss given default (LGD) ratings. A PD rating is determined by evaluating borrower credit-worthiness, including analyzing credit history, financial condition, cash flow adequacy, financial performance and management quality. An LGD rating is predicated on transaction structure, collateral valuation and related guarantees or recourse. Further, related considerations in determining probability of collection include the following:

■	Instances where the primary source of payment is no longer sufficient to repay the loan in accordance with terms of the loan document;

■	Lack of current financial data related to the borrower or guarantor;

■	Delinquency status of the loan;

■	Borrowers experiencing problems, such as operating losses, marginal working capital, inadequate cash flow, excessive financial leverage or business interruptions;

■	Loans secured by collateral that is not readily marketable or that has experienced or is susceptible to deterioration in realizable value; and

■	Loans to borrowers in industries or countries experiencing severe economic instability.

Impairment is measured as the shortfall between estimated value and recorded investment in the finance receivable. A specific allowance or charge-off is recorded for the shortfall. In instances where the estimated value exceeds the recorded investment, no specific allowance is recorded. The estimated value is determined using fair value of collateral and other cash flows if the finance receivable is collateralized, the present value of expected future cash flows discounted at the contract’s effective interest rate or market price. In instances when the

12

Company measures impairment based on the present value of expected future cash flows, the change in present value is reported in the provision for credit losses.

The following summarizes key elements of the Company’s policy regarding the determination of collateral fair value in the measurement of impairment:

■	“Orderly liquidation value” is the basis for collateral valuation;

■	Appraisals are updated annually or more often as market conditions warrant; and

■	Appraisal values are discounted in the determination of impairment if the:

appraisal does not reflect current market conditions; or

collateral consists of inventory, accounts receivable, or other forms of collateral that may become difficult to locate, collect or subject to pilferage in a liquidation.

Loans and Debt Securities Acquired with Deteriorated Credit Quality

For purposes of this presentation, finance receivables that were identified as impaired at the Convenience Date are discussed below. The Company is applying the income recognition and disclosure guidance in ASC 310-30 (Loans and Debt Securities Acquired with Deteriorated Credit Quality) to loans considered impaired under FSA at the time of emergence. At both March 31, 2014 and December 31, 2013, the carrying amounts approximated $55 million and the outstanding balance approximated $95 million. The outstanding balance represents the sum of contractual principal, interest and fees earned at the reporting date, calculated as pre-FSA net investment plus inception to date charge-offs. For both periods, the allowance for loan losses on these loans was $1.0 million.

Troubled Debt Restructurings

The Company periodically modifies the terms of finance receivables in response to borrowers’ difficulties. Modifications that include a financial concession to the borrower are accounted for as troubled debt restructurings (TDRs).

CIT uses a consistent methodology across all loans to determine if a modification is with a borrower that has been determined to be in financial difficulty and was granted a concession. Specifically, the Company’s policies on TDR identification include the following examples of indicators used to determine whether the borrower is in financial difficulty:

■	Borrower is in default with CIT or other material creditor

■	Borrower has declared bankruptcy

■	Growing doubt about the borrower’s ability to continue as a going concern

■	Borrower has (or is expected to have) insufficient cash flow to service debt

■	Borrower is de-listing securities

■	Borrower’s inability to obtain funds from other sources

■	Breach of financial covenants by the borrower.

If the borrower is determined to be in financial difficulty, then CIT utilizes the following criteria to determine whether a concession has been granted to the borrower:

■	Assets used to satisfy debt are less than CIT’s recorded investment in the receivable

■	Modification of terms – interest rate changed to below market rate

■	Maturity date extension at an interest rate less than market rate

■	The borrower does not otherwise have access to funding for debt with similar risk characteristics in the market at the restructured rate and terms

■	Capitalization of interest

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■	Increase in interest reserves

■	Conversion of credit to Payment-In-Kind (PIK)

■	Delaying principal and/or interest for a period of three months or more

■	Partial forgiveness of the balance.

Modified loans that meet the definition of a TDR are subject to the Company’s standard impaired loan policy, namely that non-accrual loans in excess of $500,000 are individually reviewed for impairment, while non-accrual loans less than $500,000 are considered as part of homogenous pools and are included in the determination of the non-specific allowance.

The recorded investment of TDRs at March 31, 2014 and December 31, 2013 was $206.8 million and $220.9 million, of which 32% and 33%, respectively were on non-accrual. North American Commercial Finance receivables accounted for 82% of the total TDRs at March 31, 2014 and 80% at December 31, 2013, there were $6.7 million and $7.1 million, respectively, of commitments to lend additional funds to borrowers whose loan terms have been modified in TDRs.

Recorded investment related to modifications qualifying as TDRs that occurred during the quarters ended March 31, 2014 and 2013 were $10.3 million and $5.3 million, respectively. The recorded investment of TDRs that experience a payment default (payment default is one missed payment) at the time of default, during the quarters ended March 31, 2014 and 2013, and for which the payment default occurred within one year of the modification totaled $0.3 million and $26.1 million, respectively. The March 31, 2014 defaults related to Equipment Financing and Non-Strategic Portfolios and essentially all of the March 31, 2013 defaults related to Corporate Finance.

The financial impact of the various modification strategies that the Company employs in response to borrower difficulties is described below. While the discussion focuses on first quarter of 2014 amounts, the overall nature and impact of modification programs were comparable in the prior year.

■	The nature of modifications qualifying as TDR’s, based upon recorded investment at March 31, 2014 and December 31, 2013, was comprised of payment deferral for 86% and 88%, covenant relief and/or other for 13% and 11%, and interest rate reductions and debt forgiveness for 1% and 1%, respectively;

■	Payment deferrals, the Company’s most common type of modification program, result in lower net present value of cash flows and increased provision for credit losses to the extent applicable. The financial impact of these modifications is not significant given the moderate length of deferral periods;

■	Interest rate reductions result in lower amounts of interest being charged to the customer, but are a relatively small part of the Company’s restructuring programs. Additionally, in some instances, modifications improve the Company’s economic return through increased interest rates and fees, but are reported as TDRs due to assessments regarding the borrowers’ ability to independently obtain similar funding in the market and assessments of the relationship between modified rates and terms and comparable market rates and terms. The weighted average change in interest rates for all TDRs occurring during the quarter ended March 31, 2014 was immaterial;

■	Debt forgiveness, or the reduction in amount owed by borrower, results in incremental provision for credit losses, in the form of higher charge-offs. While these types of modifications have the greatest individual impact on the allowance, the amounts of principal forgiveness for TDRs occurring during the quarter ended March 31, 2014 were not significant, as debt forgiveness is a relatively small component of the Company’s modification programs; and

■	The other elements of the Company’s modification programs do not have a significant impact on financial results given their relative size, or do not have a direct financial impact, as in the case of covenant changes.

14

NOTE 4 — ALLOWANCE FOR LOAN LOSSES

The following table presents changes in the allowance for loan losses.

Allowance for Loan Losses and Recorded Investment in Finance Receivables (dollars in millions)

	Quarter Ended March 31, 2014					Quarter Ended March 31, 2013
	Transportation & International Finance	North American Commercial Finance	Non- Strategic Portfolios	Corporate and Other	Total	Transportation & International Finance	North American Commercial Finance	Non- Strategic Portfolios	Corporate and Other	Total
Beginning balance	$46.7	$303.8	$5.6	$–	$356.1	$44.3	$293.7	$41.3	$–	$379.3
Provision for credit losses	12.4	23.2	1.0	0.1	36.7	(5.6)	24.9	0.3	(0.1)	19.5
Other(1)	(0.4)	(4.1)	–	(0.1)	(4.6)	(0.5)	(2.8)	(0.1)	0.1	(3.3)
Gross charge-offs(2)	(14.3)	(22.6)	(7.5)	–	(44.4)	(4.2)	(14.2)	(5.9)	–	(24.3)
Recoveries	1.3	6.6	0.9	–	8.8	3.1	8.4	3.3	–	14.8
Allowance balance – end of period	$45.7	$306.9	$–	$–	$352.6	$37.1	$310.0	$38.9	$–	$386.0

	March 31, 2014					March 31, 2013
Allowance balance:
Loans individually evaluated for impairment	$0.7	$25.0	$–	$–	$25.7	$2.7	$36.5	$1.0	$–	$40.2
Loans collectively evaluated for impairment	45.0	280.9	–	–	325.9	34.4	272.4	36.7	–	343.5
Loans acquired with deteriorated credit quality(3)	–	1.0	–	–	1.0	–	1.1	1.2	–	2.3
Allowance balance – end of period	$45.7	$306.9	$–	–	$352.6	$37.1	$310.0	$38.9	$–	$386.0
Other reserves(1)	$0.4	$30.6	$–	$–	$31.0	$–	$24.7	$0.2	$0.2	$25.1
Finance receivables:
Loans individually evaluated for impairment	$20.6	$192.4	$6.6	$–	$219.6	$20.3	$275.2	$45.3	$–	$340.8
Loans collectively evaluated for impairment	3,532.8	14,657.6	107.0	–	18,297.4	2,937.4	13,743.4	1,412.2	–	18,093.0
Loans acquired with deteriorated credit quality(3)	0.1	52.8	1.8	–	54.7	0.3	75.6	16.0	–	91.9
Ending balance	$3,553.5	$14,902.8	$115.4	$–	$18,571.7	$2,958.0	$14,094.2	$1,473.5	$–	$18,525.7
Percent of loans to total loans	19.1%	80.3%	0.6%	–	100.0%	16.0%	76.0%	8.0%	–	100.0%

(1)	“Other reserves” represents additional credit loss reserves for unfunded lending commitments, letters of credit and for deferred purchase agreements, all of which is recorded in Other liabilities. “Other” also includes changes relating to sales and foreign currency translations.

(2)	Gross charge-offs include $6.2 million and $1.5 million charged directly to the Allowance for loan losses for the quarters ended March 31, 2014 and 2013, respectively. In 2014, $6.2 million related to North American Commercial Finance. In 2013, $1.0 million related to Non-Strategic Portfolios and $0.5 million related to North American Commercial Finance.

(3)	Represents loans considered impaired in FSA and are accounted for under the guidance in ASC 310-30 (Loans and Debt Securities Acquired with Deteriorated Credit Quality).

15

NOTE 5 — INVESTMENT SECURITIES

Investments include debt and equity securities. The Company’s debt securities primarily include U.S. Treasury securities, U.S. Government Agency securities, supranational and foreign government securities that typically mature in 91 days or less, and the carrying value approximates fair value. Equity securities include common stock and warrants.

Investment Securities (dollars in millions)

	March 31, 2014	December 31, 2013
Debt securities available-for-sale	$1,846.9	$1,487.8
Equity securities available-for-sale	14.3	13.7
Debt securities held-to-maturity(1)	304.7	1,042.3
Non-marketable equity investments(2)	89.1	86.9
Total investment securities	$2,255.0	$2,630.7

(1)	Recorded at amortized cost less impairment on securities that have credit-related impairment.

(2)	Non-marketable equity investments include $25.2 million and $23.6 million in limited partnerships at March 31, 2014 and December 31, 2013, respectively, accounted for under the equity method. The remaining investments are carried at cost and include qualified Community Reinvestment Act (“CRA”) investments, equity fund holdings and shares issued by customers during loan work out situations or as part of an original loan investment.

Debt securities and equity securities classified as available-for-sale (“AFS”) are carried at fair value with changes in fair value reported in other comprehensive income (“OCI”), net of applicable income taxes.

Debt securities classified as held-to-maturity (“HTM”) represent securities that the Company has both the ability and intent to hold until maturity, and are carried at amortized cost.

Non-marketable equity investments include ownership interests greater than 3% in limited partnership investments that are accounted for under the equity method. Equity method investments are recorded at cost, adjusted to reflect the Company’s portion of income, loss or dividends of the investee. All other non-marketable equity investments are carried at cost and periodically assessed for other-than-temporary impairment (“OTTI”).

The Company conducts and documents periodic reviews of all securities with unrealized losses to evaluate whether the impairment is OTTI. For debt securities classified as HTM that are considered to have OTTI that the Company does not intend to sell and it is more likely than not that the Company will not be required to sell before recovery, the OTTI is separated into an amount representing the credit loss, which is recognized in other income in the Consolidated Statement of Operations, and the amount related to all other factors, which is recognized in OCI. OTTI on debt securities and equity securities classified as AFS and non-marketable equity investments are recognized in the Consolidated Statement of Operations in the period determined.

Realized investment gains totaled $3.3 million and $2.5 million for the quarters ended March 31, 2014 and 2013, respectively, and exclude losses from OTTI. OTTI impairments on equity securities recognized in earnings were not material for the quarters ended March 31, 2014 and March 31, 2013. Impairment amounts in accumulated other comprehensive income (“AOCI”) were not material at March 31, 2014 or December 31, 2013.

In addition, the Company maintained $4.5 billion and $5.4 billion of interest bearing deposits at March 31, 2014 and December 31, 2013, respectively that are cash equivalents and are classified separately on the balance sheet.

The following table presents interest and dividends on interest bearing deposits and investments:

Interest and Dividend Income (dollars in millions)

	Three Months Ended March 31,
	2014	2013
Interest income – interest bearing deposits	$4.6	$3.5
Interest income – investments	3.3	1.9
Dividends – investments	0.9	1.0
Total interest and dividends	$8.8	$6.4

16

Securities Available-for-Sale

The following table presents amortized cost and fair value of securities AFS at March 31, 2014 and December 31, 2013.

Securities Available for Sale — Amortized Cost and Fair Value (dollars in millions)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
March 31, 2014
Debt securities AFS
U.S. Treasury securities	$1,221.2	$–	$–	$1,221.2
U.S. government agency obligations	591.2	0.1	–	591.3
Supranational and foreign government securities	34.4	–	–	34.4
Total debt securities AFS	1,846.8	0.1	–	1,846.9
Equity securities AFS	13.8	0.6	(0.1)	14.3
Total securities AFS	$1,860.6	$0.7	$(0.1)	$1,861.2
December 31, 2013
Debt securities AFS
U.S. Treasury securities	$649.1	$–	$–	$649.1
U.S. government agency obligations	711.9	–	–	711.9
Supranational and foreign government securities	126.8	–	–	126.8
Total debt securities AFS	1,487.8	–	–	1,487.8
Equity securities AFS	13.5	0.4	(0.2)	13.7
Total securities AFS	$1,501.3	$0.4	$(0.2)	$1,501.5

Debt Securities Held-to-Maturity

The carrying value and fair value of debt securities HTM at March 31, 2014 and December 31, 2013 were as follows:

Debt Securities Held-to-Maturity — Carrying Value and Fair Value (dollars in millions)

	Carrying Value	Gross Unrecognized Gains	Gross Unrecognized Losses	Fair Value
March 31, 2014
Mortgage-backed securities – U.S. government owned and sponsored agencies	$104.0	$1.9	$(4.9)	$101.0
State and municipal	51.6	–	(3.1)	48.5
Foreign government	36.3	–	–	36.3
Corporate – foreign	112.8	10.4	–	123.2
Total debt securities held-to-maturity	$304.7	$12.3	$(8.0)	$309.0
December 31, 2013
U.S. government agency obligations	$735.5	$0.1	$–	$735.6
Mortgage-backed securities – U.S. government owned and sponsored agencies	96.3	1.7	(5.8)	92.2
State and municipal	57.4	–	(6.5)	50.9
Foreign government	38.3	–	–	38.3
Corporate – foreign	114.8	9.0	–	123.8
Total debt securities held-to-maturity	$1,042.3	$10.8	$(12.3)	$1,040.8

17

The following table presents the carrying value and fair value of debt securities HTM by contractual maturity dates:

Debt Securities Held-to-Maturity — Carrying Value and Fair Value Maturities (dollars in millions)

	March 31, 2014		December 31, 2013
	Carrying Value	Fair Value	Carrying Value	Fair Value
U.S. government agency obligations
Total – Due within 1 year	$–	$–	$735.5	$735.6
Mortgage-backed securities – U.S. government owned and sponsored agencies
Due after 5 but within 10 years	1.4	1.4	–	–
Due after 10 years(1)	102.6	99.6	96.3	92.2
Total	104.0	101.0	96.3	92.2
State and municipal
Due within 1 year	0.6	0.6	0.7	0.7
Due after 1 but within 5 years	3.9	3.9	4.4	4.4
Due after 5 but within 10 years	0.6	0.6	0.7	0.7
Due after 10 years(1)	46.5	43.4	51.6	45.1
Total	51.6	48.5	57.4	50.9
Foreign government
Due within 1 year	30.9	30.9	29.8	29.8
Due after 1 but within 5 years	5.4	5.4	8.5	8.5
Total	36.3	36.3	38.3	38.3
Corporate – Foreign
Due within 1 year	0.8	0.8	0.8	0.8
Due after 1 but within 5 years	46.6	54.6	48.6	56.1
After 5 but within 10 years	65.4	67.8	65.4	66.9
Total	112.8	123.2	114.8	123.8
Total debt securities held-to-maturity	$304.7	$309.0	$1,042.3	$1,040.8

(1)	Investments with no stated maturities are included as contractual maturities of greater than 10 years. Actual maturities may differ due to exercise of call or prepayment rights.

NOTE 6 — LONG-TERM BORROWINGS

The following table presents outstanding long-term borrowings, net of FSA. The FSA fair value adjustment is amortized as a cost adjustment over the remaining term of the respective debt and is reflected in Interest Expense.

Long-term Borrowings (dollars in millions)

	March 31, 2014			December 31, 2013
	CIT Group Inc.	Subsidiaries	Total	Total
Senior Unsecured Notes(1)	$13,531.8	$0.5	$13,532.3	$12,531.6
Secured Borrowings	–	5,976.5	5,976.5	5,952.9
Total Long-term Borrowings	$13,531.8	$5,977.0	$19,508.8	$18,484.5

(1)	Senior Unsecured Notes at March 31, 2014 were comprised of $8,243.1 million of Unsecured Notes, $5,250.0 million of Series C Notes and $39.2 million of other unsecured debt.

Revolving Credit Facility

There were no outstanding borrowings under the Revolving Credit Facility at March 31, 2014 and December 31, 2013. The amount available to draw upon at March 31, 2014 was approximately $1.4 billion, with the remaining amount of approximately $0.1 billion utilized for issuance of letters of credit.

The Revolving Credit Facility was amended in January 2014 to reduce the total commitment amount from $2.0 billion to $1.5 billion and to extend the maturity date of the commitments to January 27, 2017. The total commitment amount now consists of a $1.15 billion revolving loan tranche and a $350 million revolving loan tranche that can also be utilized for issuance of letters of credit. The applicable margin charged under the facility was unchanged, and for LIBOR loans was 2.50% and for Base Rate loans was 1.50% at March 31, 2014. Further improvement in CIT’s long-term senior unsecured debt ratings to either BB by S&P or Ba2 by Moody’s would result in a reduction in the applicable margin to 2.25% for LIBOR based loans and to 1.25% for Base Rate loans.

18

The Revolving Credit Facility may be drawn and prepaid at the option of CIT. The unutilized portion of any commitment under the Revolving Credit Facility may be reduced permanently or terminated by CIT at any time without penalty.

The Revolving Credit Facility is unsecured and is guaranteed by eight of the Company’s domestic operating subsidiaries. The facility was amended to modify the covenant requiring a minimum guarantor asset coverage ratio and the criteria for calculating the ratio. The amended covenant requires a minimum guarantor asset coverage ratio ranging from 1.25:1.0 to the current requirements of 1.5:1.0 depending on the Company’s long-term senior unsecured, debt rating.

The Revolving Credit Facility is also subject to a $6 billion minimum consolidated net worth covenant of the Company, tested quarterly, and limits the Company’s ability to create liens, merge or consolidate, sell, transfer, lease or dispose of all or substantially all of its assets, grant a negative pledge or make certain restricted payments during the occurrence and continuance of an event of default.

Senior Unsecured Notes

Senior unsecured notes include notes issued under the “shelf” registration filed in March 2012, and Series C Unsecured Notes. The notes filed under the shelf registration rank equal in right of payment with the Series C Unsecured Notes and the Revolving Credit Facility.

The following tables present the principal amounts of Senior Unsecured Notes issued under the Company’s shelf registration and Series C Unsecured Notes by maturity date.

Senior Unsecured Notes (dollars in millions)

Maturity Date	Rate (%)	Date of Issuance	Par Value
April 2014*	5.250%	March 2011	$1,300.0
February 2015*	4.750%	February 2012	1,500.0
May 2017	5.000%	May 2012	1,250.0
August 2017	4.250%	August 2012	1,750.0
March 2018	5.250%	March 2012	1,500.0
April 2018*	6.625%	March 2011	700.0
February 2019*	5.500%	February 2012	1,750.0
February 2019	3.875%	February 2014	1,000.0
May 2020	5.375%	May 2012	750.0
August 2022	5.000%	August 2012	1,250.0
August 2023	5.000%	August 2013	750.0
Weighted average and total	5.01%		$13,500.0

*	Series C Unsecured Notes

On April 1, 2014, we repaid the maturing $1.3 billion Series C Unsecured Notes.

The Indentures for the Senior Unsecured Notes and Series C Unsecured Notes limit the Company’s ability to create liens, merge or consolidate, or sell, transfer, lease or dispose of all or substantially all of its assets. Upon a Change of Control Triggering Event as defined in the Indentures for the Senior Unsecured Notes and Series C Unsecured Notes, holders of the Senior Unsecured Notes and Series C Unsecured Notes will have the right to require the Company, as applicable, to repurchase all or a portion of the Senior Unsecured Notes and Series C Unsecured Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest to the date of such repurchase.

Other debt of $39.2 million includes senior unsecured notes issued prior to CIT’s reorganization.

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Secured Borrowings

Set forth below are borrowings and pledged assets primarily owned by consolidated variable interest entities (“VIEs”). Creditors of these entities received ownership and/or security interests in the assets. The assets of the consolidated VIEs will be used to settle the liabilities of those entities and, except for the Company’s interest in the VIEs, are not available to the creditors or any affiliates of CIT.

Secured Borrowings and Pledged Assets Summary(1)(2) (dollars in millions)

	March 31, 2014		December 31, 2013
	Secured Borrowing	Pledged Assets	Secured Borrowing	Pledged Assets
Rail(3)	$1,296.3	$1,776.9	$931.0	$1,163.1
Aerospace(3)	2,288.4	4,010.3	2,366.1	4,126.7
International Finance	604.2	777.3	583.5	748.1
Subtotal – Transportation & International Finance	4,188.9	6,564.5	3,880.6	6,037.9
Corporate Finance	227.8	259.7	320.2	447.4
Commercial Services	334.7	1,748.9	334.7	1,453.2
Equipment Finance	1,044.3	1,328.1	1,227.3	1,499.7
Subtotal – North American Commercial Finance	1,606.8	3,336.7	1,882.2	3,400.3
NSP - Small Business Loans	180.8	209.2	190.1	220.1
Total	$5,976.5	$10,110.4	$5,952.9	$9,658.3

(1)	As part of our liquidity management strategy, we pledge assets to secure financing transactions (which include securitizations), borrowings from the FHLB and FRB, and for other purposes as required or permitted by law.
(2)	At March 31, 2014 we had pledged assets of $15.6 billion (including collateral for the FRB discount window and assets of the discontinued operation, amounts of which are not in the table above), which included $9.3 billion of loans (including amounts held for sale), $5.3 billion of operating lease assets, $0.9 billion of cash and $0.1 billion of investment securities.
(3)	At March 31, 2014 the GSI TRS related borrowings and pledged assets, respectively, of $963.6 million and $1.96 billion were included in Transportation & International Finance. Not included in the table were $783.2 million and $879.8 million in discontinued operation borrowings and assets, respectively. The GSI TRS is described in Note 7 — Derivative Financial Instruments.

Variable Interest Entities

The Company utilizes VIEs in the ordinary course of business to support its own and its customers’ financing needs.

The most significant types of VIEs that CIT utilizes are ‘on balance sheet’ secured financings of pools of leases and loans originated by the Company where the Company is the primary beneficiary. The Company originates pools of assets and sells these to special purpose entities, which, in turn, issue debt instruments backed by the asset pools or sell individual interests in the assets to investors. CIT retains the servicing rights and participates in certain cash flows. These VIEs are typically organized as trusts or limited liability companies, and are intended to be bankruptcy remote, from a legal standpoint.

The main risks inherent in these secured borrowing structures are deterioration in the credit performance of the vehicle’s underlying asset portfolio and risk associated with the servicing of the underlying assets.

Lenders typically have recourse to the assets in the VIEs and may benefit from other credit enhancements, such as: (1) a reserve or cash collateral account that requires the Company to deposit cash in an account, which will first be used to cover any defaulted obligor payments, (2) over-collateralization in the form of excess assets in the VIE, or (3) subordination, whereby the Company retains a subordinate position in the secured borrowing which would absorb losses due to defaulted obligor payments before the senior certificate holders. The VIE may also enter into derivative contracts in order to convert the debt issued by the VIEs to match the underlying assets or to limit or change the risk of the VIE.

With respect to events or circumstances that could expose CIT to a loss, as these are accounted for as on balance sheet, the Company records an allowance for loan losses for the credit risks associated with the underlying leases and loans. The VIE has an obligation to pay the debt in accordance with the terms of the underlying agreements.

Generally, third-party investors in the obligations of the consolidated VIE’s have legal recourse only to the assets of the VIEs and do not have recourse to the Company beyond certain specific provisions that are customary for secured financing transactions, such as asset repurchase obligations for breaches of representations and warranties. In addition, the assets are generally restricted only to pay such liabilities.

NOTE 7 – DERIVATIVE FINANCIAL INSTRUMENTS

As part of managing economic risk and exposure to interest rate and foreign currency risk, the Company enters into derivative transactions in over-the-counter markets with other financial institutions, The Company does not enter into derivative financial instruments for speculative purposes.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”) includes measures to broaden the scope of derivative instruments subject to regulation by requiring clearing and exchange trading of certain derivatives, and imposing margin, reporting and registration requirements for certain market participants. Since the Company does not meet the definition of a Swap Dealer or Major Swap

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Participant under the Act, the new reporting and clearing obligations, which became effective April 10, 2013, apply to a limited number of derivative transactions executed with its lending customers in order to manage their interest rate risk.

See Note 1 — “Business and Summary of Significant Accounting Policies” in our December 31, 2013 Form 10-K for further description of the Company’s derivative transaction policies.

The following table presents fair values and notional values of derivative financial instruments:

Fair and Notional Values of Derivative Financial Instruments(1) (dollars in millions)

	March 31, 2014			December 31, 2013
Qualifying Hedges	Notional Amount	Asset Fair Value	Liability Fair Value	Notional Amount	Asset Fair Value	Liability Fair Value
Cross currency swaps – net investment hedges	$45.2	$2.9	$–	$47.1	$1.1	$–
Foreign currency forward contracts – cash flow hedges	3.8	–	(0.3)	3.8	–	(0.3)
Foreign currency forward contracts – net investment hedges	1,667.7	24.0	(31.8)	1,436.8	11.8	(23.8)
Total Qualifying Hedges	1,716.7	26.9	(32.1)	1,487.7	12.9	(24.1)
Non-Qualifying Hedges
Cross currency swaps	126.7	11.5	–	131.8	6.3	–
Interest rate swaps	1,579.1	8.5	(29.4)	1,386.0	5.7	(25.4)
Written options	563.8	–	(0.9)	566.0	–	(1.0)
Purchased options	813.5	1.0	–	816.8	1.2	–
Foreign currency forward contracts	1,875.1	42.6	(43.9)	1,979.9	23.4	(50.8)
TRS	584.0	–	(11.4)	485.2	–	(9.7)
Equity Warrants	1.0	0.6	–	1.0	0.8	–
Total Non-qualifying Hedges	5,543.2	64.2	(85.6)	5,366.7	37.4	(86.9)
Total Hedges	$7,259.9	$91.1	$(117.7)	$6,854.4	$50.3	$(111.0)

(1)	Presented on a gross basis

Total Return Swaps

Two financing facilities between two wholly-owned subsidiaries of CIT and Goldman Sachs International (“GSI”) are structured as total return swaps (“TRS”), under which amounts available for advances are accounted for as derivatives. Pursuant to applicable accounting guidance, only the unutilized portion of the TRS is accounted for as a derivative and recorded at its estimated fair value. The size of the CIT Financial Ltd. (“CFL”) facility is $1.5 billion and the CIT TRS Funding B.V. (“BV”) facility is $625 million.

The aggregate “notional amounts” of the TRS of $584.0 million at March 31, 2014 and $485.2 million at December 31, 2013 represent the aggregate unused portions under the CFL and BV facilities and constitute derivative financial instruments. These notional amounts are calculated as the maximum aggregate facility commitment amounts, currently $2,125.0 million, less the aggregate actual adjusted qualifying borrowing base outstanding of $1,541.0 million at March 31, 2014 and $1,639.8 million at December 31, 2013. The notional amounts of the derivatives will increase as the adjusted qualifying borrowing base decreases due to repayment of the underlying asset-backed securities (“ABS”) to investors. If CIT funds additional ABS under the CFL or BV facilities, the aggregate adjusted qualifying borrowing base of the total return swaps will increase and the notional amount of the derivatives will decrease accordingly.

Valuation of the derivatives related to the GSI facilities is based on several factors using a discounted cash flow (“DCF”) methodology, including:

■	CIT’s funding costs for similar financings based on current market conditions;

■	Forecasted usage of the facilities through the final maturity date in 2028; and

■	Forecasted amortization, including prepayment assumptions, due to principal payments on the underlying ABS, which impacts the amount of the unutilized portion.

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Based on the Company’s valuation, a liability of $11.4 million and $9.7 million was recorded at March 31, 2014 and December 31, 2013, respectively. The change in value is recorded in other income in the statement of operations.

In April 2014, the Company sold its student loan assets and extinguished the debt secured by these loans. Approximately $0.8 billion of the extinguished debt served as reference obligations under the TRS. The extinguishment of this debt increases the unfunded portion of the TRS and thus increases the derivative. Management is structuring additional transactions that will utilize the facility and expects the transactions to close in either the second or third quarter.

Impact of Collateral and Netting Arrangements on the Total Derivative Portfolio

The following tables present a summary, as at March 31, 2014 and December 31, 2013, of the gross amounts of recognized financial assets and liabilities; the amounts offset in the consolidated balance sheet; the net amounts presented in the consolidated balance sheet; the amounts subject to an enforceable master netting arrangement or similar agreement that were not included in the offset amount above, and the amount of cash collateral received or pledged. Substantially the entire derivative portfolio is under an International Swaps and Derivatives Association (“ISDA”) agreement.

Offsetting of Derivative Assets and Liabilities (dollars in millions)

				Gross Amounts not offset in the Consolidated Balance Sheet
	Gross Amount of Recognized Assets (Liabilities)	Gross Amount Offset in the Consolidated Balance Sheet	Net Amount Presented in the Consolidated Balance Sheet	Derivative Financial Instruments(1)	Cash Collateral Pledged/ (Received)(1)(2)	Net Amount
March 31, 2014
Derivative assets	$91.1	$–	$91.1	$(51.4)	$(23.8)	$15.9
Derivative liabilities	(117.7)	–	(117.7)	51.4	23.5	(42.8)
December 31, 2013
Derivative assets	$50.3	$–	$50.3	$(33.4)	$(5.0)	$11.9
Derivative liabilities	(111.0)	–	(111.0)	33.4	41.0	(36.6)

(1)	The Company’s derivative transactions are governed by ISDA agreements that allow for net settlements of certain payments as well as offsetting of all contracts (“Derivative Financial Instruments”) with a given counterparty in the event of bankruptcy or default of one of the two parties to the transaction. We believe our ISDA agreements meet the definition of a master netting arrangement or similar agreement for purposes of the above disclosure. In conjunction with the ISDA agreements, the Company has entered into collateral arrangements with its counterparties which provide for the exchange of cash depending on the change in the market valuation of the derivative contracts outstanding. Such collateral is available to be applied in settlement of the net balances upon the event of default by one of the counterparties.

(2)	Collateral pledged or received is included in Other assets or Other liabilities, respectively.

The following table presents the impact of derivatives on the statements of operations:

Derivative Instrument Gains and Losses (dollars in millions)

		Quarters Ended March 31,
Derivative Instruments	Gain / (Loss) Recognized	2014	2013
Qualifying Hedges
Foreign currency forward contracts – cash flow hedges	Other income	$–	$(0.3)
Total Qualifying Hedges		–	(0.3)
Non Qualifying Hedges
Cross currency swaps	Other income	5.1	6.8
Interest rate swaps	Other income	3.8	3.8
Interest rate options	Other income	(0.1)	–
Foreign currency forward contracts	Other income	29.1	24.7
Equity warrants	Other income	(0.2)	0.2
TRS	Other income	(1.7)	2.7
Total Non-qualifying Hedges		36.0	38.2
Total derivatives-income statement impact		$36.0	$37.9

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The following table presents the changes in AOCI relating to derivatives:

Changes in AOCI Relating to Derivatives (dollars in millions)

Contract Type	Derivatives – effective portion reclassified from AOCI to income	Hedge ineffectiveness recorded directly in income	Total income statement impact	Derivatives – effective portion recorded in OCI	Total change in OCI for period
Quarter Ended March 31, 2014
Foreign currency forward contracts – cash flow hedges	$–	$–	$–	$–	$–
Foreign currency forward contracts – net investment hedges	(3.1)	–	(3.1)	4.5	7.6
Cross currency swaps – net investment hedges	–	–	–	1.8	1.8
Total	$(3.1)	$–	$(3.1)	$6.3	$9.4
Quarter Ended March 31, 2013
Foreign currency forward contracts – cash flow hedges	$(0.3)	$–	$(0.3)	$(0.4)	$(0.1)
Foreign currency forward contracts – net investment hedges	(3.2)	–	(3.2)	19.2	22.4
Cross currency swaps – net investment hedges	–	–	–	3.8	3.8
Total	$(3.5)	$–	$(3.5)	$22.6	$26.1

The estimated amount of net losses on cash flow hedges recorded in AOCI at March 31, 2014 expected to be recognized in income over the next 12 months is $(0.2) million.

NOTE 8 — FAIR VALUE

Fair Value Hierarchy

The Company is required to report fair value measurements for specified classes of assets and liabilities. See Note 1 — “Business and Summary of Significant Accounting Policies” in our December 31, 2013 Form 10-K for further description of the Company’s fair value measurement policy.

The Company characterizes inputs in the determination of fair value according to the fair value hierarchy. The fair value of the Company’s assets and liabilities where the measurement objective specifically requires the use of fair value are set forth in the tables below:

Assets and Liabilities Measured at Fair Value on a Recurring Basis (dollars in millions)

March 31, 2014	Total	Level 1	Level 2	Level 3
Assets
Debt Securities AFS	$1,846.9	$1,255.6	$591.3	$–
Equity Securities AFS	14.3	14.3	–	–
Trading assets at fair value – derivatives	64.2	–	64.2	–
Derivative counterparty assets at fair value	26.9	–	26.9	–
Total Assets	$1,952.3	$1,269.9	$682.4	$–
Liabilities
Trading liabilities at fair value – derivatives	$(85.6)	$–	$(74.2)	$(11.4)
Derivative counterparty liabilities at fair value	(32.1)	–	(32.1)	–
Total Liabilities	$(117.7)	$–	$(106.3)	$(11.4)
December 31, 2013
Assets
Debt Securities AFS	$1,487.8	$675.9	$811.9	$–
Equity Securities AFS	13.7	13.7	–	–
Trading assets at fair value – derivatives	37.4	–	37.4	–
Derivative counterparty assets at fair value	12.9	–	12.9	–
Total	$1,551.8	$689.6	$862.2	$–
Liabilities
Trading liabilities at fair value – derivatives	$(86.9)	$–	$(77.2)	$(9.7)
Derivative counterparty liabilities at fair value	(24.1)	–	(24.1)	–
Total	$(111.0)	$–	$(101.3)	$(9.7)

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The following table presents financial instruments for which a non-recurring change in fair value has been recorded:

Assets Measured at Fair Value on a Non-recurring Basis with a Change in Fair Value Recorded (dollars in millions)

		Fair Value Measurements at Reporting Date Using:
	Total	Level 1	Level 2	Level 3	Total Gains and (Losses)
Assets
March 31, 2014
Assets held for sale	$19.6	$–	$–	$19.6	$(1.8)
Impaired loans	37.6	–	–	37.6	(2.7)
Total	$57.2	$–	$–	$57.2	$(4.5)
December 31, 2013
Assets held for sale	$731.1	$–	$–	$731.1	$(59.4)
Impaired loans	18.5	–	–	18.5	(1.6)
Total	$749.6	$–	$–	$749.6	$(61.0)

Loans are transferred from held for investment (“HFI”) to Assets held for sale (“HFS”) at the lower of cost or fair value. At the time of transfer, a write-down of the loan is recorded as a charge-off, if applicable. Once classified as HFS, the amount by which the carrying value exceeds fair value is recorded as a valuation allowance.

Impaired finance receivables of $500,000 or greater that are placed on non-accrual status are subject to periodic individual review in conjunction with the Company’s ongoing problem loan management (PLM) function. Impairment occurs when, based on current information and events, it is probable that CIT will be unable to collect all amounts due according to contractual terms of the agreement. Impairment is measured as the shortfall between estimated value and recorded investment in the finance receivable, with the estimated value determined using fair value of collateral and other cash flows if the finance receivable is collateralized, or the present value of expected future cash flows discounted at the contract’s effective interest rate.

Level 3 Gains and Losses

The tables below set forth a summary of changes in the estimated fair value of the Company’s Level 3 financial assets and liabilities measured on a recurring basis:

Changes in Fair Value of Level 3 Financial Assets and Liabilities Measured on a Recurring Basis (dollars in millions)

	Total	Derivatives
December 31, 2013	$(9.7)	$(9.7)
Gains or losses realized/unrealized
Included in Other Income	(1.7)	(1.7)
March 31, 2014	$(11.4)	$(11.4)
December 31, 2012	$(5.8)	$(5.8)
Gains or losses realized/unrealized
Included in Other Income	2.7	2.7
March 31, 2013	$(3.1)	$(3.1)

Level 3 liabilities at March 31, 2014 and 2013 represent the valuation of the derivatives related to the GSI facilities.

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Fair Values of Financial Instruments

The carrying and estimated fair values of financial instruments presented below exclude leases and certain other assets and liabilities, for which disclosure is not required.

Estimated Fair Value of Assets and Liabilities (dollars in millions)

	March 31, 2014		December 31, 2013
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Assets
Trading assets at fair value – derivatives	$64.2	$64.2	$37.4	$37.4
Derivative counterparty assets at fair value	26.9	26.9	12.9	12.9
Assets held for sale (excluding leases)	469.5	473.5	415.2	416.4
Loans (excluding leases)	12,894.0	13,019.5	12,619.4	12,681.6
Investment Securities	2,255.0	2,259.3	2,630.7	2,629.2
Other assets subject to fair value disclosure and unsecured counterparty receivables(1)	606.8	606.8	586.5	586.5
Liabilities
Deposits(2)	(13,240.7)	(13,451.7)	(12,565.0)	(12,751.9)
Trading liabilities at fair value – derivatives	(85.6)	(85.6)	(86.9)	(86.9)
Derivative counterparty liabilities at fair value	(32.1)	(32.1)	(24.1)	(24.1)
Long-term borrowings(2)	(19,672.7)	(20,443.1)	(18,693.1)	(19,340.8)
Other liabilities subject to fair value disclosure(3)	(1,844.7)	(1,844.7)	(1,919.1)	(1,919.1)

(1)	Other assets subject to fair value disclosure primarily include accrued interest receivable and miscellaneous receivables. These assets have carrying values that approximate fair value generally due to the short-term nature and are classified as level 3. The unsecured counterparty receivables primarily consist of amounts owed to CIT from GSI for debt discount, return of collateral posted to GSI and settlements resulting from market value changes to asset-backed securities underlying the GSI Facilities.

(2)	Deposits and long-term borrowings include accrued interest, which is included in “Other liabilities” in the Balance Sheet.

(3)	Other liabilities subject to fair value disclosure include accounts payable, accrued liabilities, customer security and maintenance deposits and miscellaneous liabilities. The fair value of these approximates carrying value and are classified as level 3.

Assumptions Used to Value Financial Instruments

Derivatives – The estimated fair values of derivatives were calculated internally using observable market data and represent the net amount receivable or payable to terminate, taking into account current market rates, which represent Level 2 inputs, except for the TRS derivative that utilized Level 3 inputs. See Note 7 — Derivative Financial Instruments for notional principal amounts and fair values.

Investment Securities – Debt and equity securities classified as AFS are carried at fair value, as determined either by Level 1 or Level 2 inputs. Debt securities classified as AFS included investments in U.S. Treasury and federal government agency securities and were valued using Level 2 inputs, primarily quoted prices for similar securities. Certain equity securities classified as AFS were valued using Level 1 inputs, primarily quoted prices in active markets, while other equity securities used Level 2 inputs, due to being less frequently traded or having limited quoted market prices. Debt securities classified as HTM are securities that the Company has both the ability and the intent to hold until maturity and are carried at amortized cost and periodically assessed for OTTI, with the cost basis reduced when impairment is deemed to be other-than-temporary. Non-marketable equity investments are generally recorded under the cost or equity method of accounting and are periodically assessed for OTTI, with the net asset values reduced when impairment is deemed to be other-than-temporary. For investments in limited equity partnership interests, we use the net asset value provided by the fund manager as an appropriate measure of fair value.

Assets held for sale – Assets held for sale are recorded at lower of cost or fair value on the balance sheet. Most of the assets are subject to a binding contract, current letter of intent or other third-party valuation, which are Level 3 inputs. For the remaining assets, the fair value is generally determined using internally generated valuations or discounted cash flow analysis, which are considered Level 3 inputs. Commercial loans are generally valued individually, while small-ticket commercial loans are valued on an aggregate portfolio basis.

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Loans – Since there is no liquid secondary market for most loans in the Company’s portfolio, the fair value is estimated based on discounted cash flow analyses which use Level 3 inputs. In addition to the characteristics of the underlying contracts, key inputs to the analysis include interest rates, prepayment rates, and credit spreads. For the loan portfolio, the market based credit spread inputs are derived from instruments with comparable credit risk characteristics obtained from independent third party vendors. As these Level 3 unobservable inputs are specific to individual loans/collateral types, management does not believe that sensitivity analysis of individual inputs is meaningful, but rather that sensitivity is more meaningfully assessed through the evaluation of aggregate carrying values of the loans. The fair value of loans at March 31, 2014 was $13.0 billion, which is 101.0% of carrying value.

Impaired Loans – The value of impaired loans is estimated using the fair value of collateral (on an orderly liquidation basis) if the loan is collateralized, or the present value of expected cash flows utilizing the current market rate for such loan. As these Level 3 unobservable inputs are specific to individual loans / collateral types, management does not believe that sensitivity analysis of individual inputs is meaningful, but rather that sensitivity is more meaningfully assessed through the evaluation of aggregate carrying values of impaired loans relative to contractual amounts owed (unpaid principal balance or “UPB”) from customers. As of March 31, 2014, the UPB related to impaired loans, including loans for which the Company is applying the income recognition and disclosure guidance in ASC 310-30 (Loans and Debt Securities Acquired with Deteriorated Credit Quality), totaled $336.4 million. Including related allowances, these loans are carried at $247.6 million, or 74% of UPB. Of these amounts, $172.0 million and $152.0 million of UPB and carrying value, respectively, relate to loans with no specific allowance. The difference between UPB and carrying value reflects cumulative charge-offs on accounts remaining in process of collection, FSA discounts and allowances. See Note 3 — Loans for more information.

Deposits – The fair value of deposits was estimated based upon a present value discounted cash flow analysis. Discount rates used in the present value calculation are based on the Company’s average current deposit rates for similar terms, which are Level 3 inputs.

Long-term borrowings – Unsecured borrowings of approximately $13.5 billion par value at March 31, 2014, were valued based on quoted market prices, which are Level 1 inputs. Approximately $2.1 billion par value of the secured borrowings at March 31, 2014 utilized market inputs to estimate fair value, which are Level 2 inputs. Where market estimates were not available for approximately $3.9 billion par value at March 31, 2014, fair values were estimated using a discounted cash flow analysis with a discount rate approximating current market rates for issuances by CIT of similar term debt, which are Level 3 inputs.

NOTE 9 — REGULATORY CAPITAL

The Company and the Bank are each subject to various regulatory capital requirements administered by the Federal Reserve Bank (“FRB”) and the Federal Deposit Insurance Corporation (“FDIC”).

Quantitative measures established by regulation to ensure capital adequacy require that the Company and the Bank each maintain minimum amounts and ratios of Total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets, subject to any agreement with regulators to maintain higher capital levels.

The calculation of the Company’s regulatory capital ratios are subject to review and consultation with the FRB, which may result in refinements to amounts reported at March 31, 2014.

Tier 1 Capital and Total Capital Components (dollars in millions)

	CIT		CIT Bank
Tier 1 Capital	March 31, 2014	December 31, 2013	March 31, 2014	December 31, 2013
Total stockholders’ equity	$8,796.0	$8,838.8	$2,629.3	$2,596.6
Effect of certain items in accumulated other comprehensive loss excluded from Tier 1 Capital	22.3	24.2	–	–
Adjusted total equity	8,818.3	8,863.0	2,629.3	2,596.6
Less: Goodwill(1)	(407.2)	(338.3)	–	–
Disallowed intangible assets	(18.2)	(20.3)	–	–
Investment in certain unconsolidated subsidiaries	(31.0)	(32.3)	–	–
Other Tier 1 components(2)	(28.5)	(32.6)	–	–
Tier 1 Capital	8,333.4	8,439.5	2,629.3	2,596.6
Tier 2 Capital
Qualifying allowance for credit losses and other reserves(3)	383.6	383.9	204.1	193.6
Less: Investment in certain unconsolidated subsidiaries	(31.0)	(32.3)	–	–
Other Tier 2 components(4)	0.2	0.1	–	–
Total qualifying capital	$8,686.2	$8,791.2	$2,833.4	$2,790.2
Risk-weighted assets	$51,752.3	$50,571.2	$16,284.4	$15,451.9
Total Capital (to risk-weighted assets):
Actual	16.8%	17.4%	17.4%	18.1%
Required Ratio for Capital Adequacy Purposes to be well capitalized	10.0%	10.0%	10.0%	10.0%
Tier 1 Capital (to risk-weighted assets):
Actual	16.1%	16.7%	16.1%	16.8%
Required Ratio for Capital Adequacy Purposes to be well capitalized	6.0%	6.0%	6.0%	6.0%
Tier 1 Leverage Ratio:
Actual	17.5%	18.1%	15.9%	16.9%
Required Ratio for Capital Adequacy Purposes	4.0%	4.0%	5.0%	5.0%

(1)	Goodwill and disallowed intangible assets adjustments also reflect the portion included within assets held for sale.
(2)	Includes the portion of net deferred tax assets that does not qualify for inclusion in Tier 1 capital based on the capital guidelines, the Tier 1 capital charge for nonfinancial equity investments, qualifying noncontrolling minority interests and the Tier 1 capital deduction for net unrealized losses on available-for-sale marketable securities (net of tax).
(3)	“Other reserves” represents additional credit loss reserves for unfunded lending commitments, letters of credit, and deferred purchase agreements, all of which are recorded in Other Liabilities.
(4)	Banking organizations are permitted to include in Tier 2 Capital up to 45% of net unrealized pretax gains on available-for-sale equity securities with readily determinable fair values.

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NOTE 10 — INCOME TAXES

The Company’s first quarter income tax provision from continuing operations was $13.5 million compared to $12.8 million in the year-ago quarter. The first quarter of 2014’s tax provision primarily reflected income tax expense on the earnings of certain international operations and state income tax expense in the U.S. The higher year-ago quarter’s income tax provision before discrete items was driven by higher pre-tax income, and a higher tax rate due to a less favorable geographic mix of earnings. The year-ago quarter’s income tax provision included $5.3 million of net discrete tax benefits which primarily related to favorable settlements of international tax audits partially offset by the establishment of valuation allowances against certain international net deferred tax assets.

The change in the effective tax rate each period is impacted by a number of factors, including the relative mix of domestic and foreign earnings, adjustments to the valuation allowances, and discrete items. The actual year-end 2014 effective tax rate may vary from the currently projected tax rate due to changes in these factors.

As of December 31, 2013, CIT had cumulative U.S. federal net operating loss carry-forwards (NOLs) of $5.2 billion, of which $2.6 billion was related to pre-emergence losses. These NOLs will expire between 2027 and 2033. The Company generated a modest amount of domestic taxable losses in the first quarter of 2014, which marginally increases the U.S. federal net operating loss carry-forwards and its respective valuation allowance. Pursuant to Section 382 of the Internal Revenue Code, the Company is generally subject to a $230 million annual limitation on the use of its $2.6 billion of pre-emergence NOLs. NOLs arising in post-emergence years are not subject to this limitation absent another ownership change as defined by the Internal Revenue Service (IRS) for U.S. tax purposes.

The Company has not recognized any tax benefit on its prior year domestic losses and certain prior year foreign losses due to uncertainties related to its ability to realize its net deferred tax assets in the future. Due to these uncertainties, combined with the recent three years of cumulative losses by certain domestic and foreign reporting entities, the Company has concluded that it does not currently meet the criteria to recognize its net deferred tax assets, inclusive of the deferred tax assets related to NOLs in these entities. Accordingly, the Company maintained a valuation allowance of $1.5 billion against its net deferred tax assets at December 31, 2013. Of the $1.5 billion valuation allowance, approximately $1.3 billion relates to domestic reporting entities and $211 million relates to foreign reporting entities.

Management’s decision to maintain the valuation allowances on certain reporting entities’ net deferred tax assets requires significant judgment and an analysis of all the positive and negative evidence regarding the likelihood that these future benefits will be realized. The most recent three years of cumulative losses, adjusted for any non-recurring items, was considered a significant negative factor supporting the need for a valuation allowance. At the point when any of these reporting entities transition into a cumulative three year income position, management will take this trend into consideration, along with other facts and circumstances, in determining whether to release any of the valuation allowances. The other facts and circumstances that are considered in evaluating the need for or release of a valuation allowance include sustained profitability, both historical and forecast, tax planning strategies, and the carry-forward periods for the NOLs.

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Certain foreign and domestic entities with net operating loss carry-forwards have been profitable in some of the most recent periods but remain in a cumulative three year loss position. Thus, the Company continues to record a full valuation allowance on these entities’ net deferred tax assets due to their history of losses. Given the continued improvement in earnings in certain of these entities, which is one factor considered in the evaluation process, it is possible that the valuation allowance for these entities may be reduced if these trends continue and other factors do not outweigh this positive evidence.

At the point a determination is made that it is “more likely than not” that a reporting entity will generate sufficient future taxable income to realize its respective net deferred tax assets within the carry-forward period available under the tax law for each applicable tax jurisdiction, the Company will reduce the entity’s respective valuation allowance (in full or in part), resulting in an income tax benefit in the period such a determination is made. Subsequently, a provision for income taxes will be provided for future earnings; however there will be a minimal impact on cash taxes paid for until the related NOL carry-forward is fully utilized. In addition, while GAAP equity will increase as a result of a valuation allowance reversal, we expect minimal benefit, if any, on regulatory capital.

Liabilities for Uncertain Tax Positions

The Company’s potential liability for uncertain tax positions totaled $320.3 million at March 31, 2014 and $320.1 million at December 31, 2013. Management estimates that this liability may be reduced by up to $5 million within the next twelve months. The Company’s accrued liability for interest and penalties totaled $13.7 million at March 31, 2014 and $13.3 million at December 31, 2013. The Company recognizes accrued interest and penalties on unrecognized tax benefits in income tax expense.

NOTE 11 — STOCKHOLDERS’ EQUITY

Accumulated Other Comprehensive Income (Loss)

The following table details the components of Accumulated Other Comprehensive Income (Loss):

Components of Accumulated Other Comprehensive Income (Loss) (dollars in millions)

	March 31, 2014			December 31, 2013
	Gross Unrealized	Income Taxes	Net Unrealized	Gross Unrealized	Income Taxes	Net Unrealized
Foreign currency translation adjustments	$(53.7)	$–	$(53.7)	$(49.4)	$–	$(49.4)
Changes in benefit plan net gain (loss) and prior service (cost)/credit	(22.7)	0.2	(22.5)	(24.3)	0.2	(24.1)
Changes in fair values of derivatives qualifying as cash flow hedges	(0.2)	–	(0.2)	(0.2)	–	(0.2)
Unrealized net gains (losses) on available for sale securities	0.6	(0.2)	0.4	0.2	(0.1)	0.1
Total accumulated other comprehensive loss	$(76.0)	$–	$(76.0)	$(73.7)	$0.1	$(73.6)

The following table details the changes in the components of Accumulated Other Comprehensive Income (Loss).

Changes in Accumulated Other Comprehensive Income (Loss) by Component(1) (dollars in millions)

	Foreign currency translation adjustments	Changes in benefit plan net gain (loss) and prior service (cost) credit	Changes in fair values of derivatives qualifying as cash flow hedges	Unrealized net gains (losses) on available for sale securities	Total accumulated other comprehensive income (loss) (“AOCI”)
Balance as of December 31, 2013	$(49.4)	$(24.1)	$(0.2)	$0.1	$(73.6)
AOCI activity before reclassifications	(6.2)	–	–	0.3	(5.9)
Amounts reclassified from AOCI	1.9	1.6	–	–	3.5
Net current period AOCI	(4.3)	1.6	–	0.3	(2.4)
Balance as of March 31, 2014	$(53.7)	$(22.5)	$(0.2)	$0.4	$(76.0)
Balance as of December 31, 2012	$(36.6)	$(43.1)	$(0.1)	$2.1	$(77.7)
AOCI activity before reclassifications	(8.2)	(0.2)	(0.4)	(0.3)	(9.1)
Amounts reclassified from AOCI	3.2	–	0.3	–	3.5
Net current period AOCI	(5.0)	(0.2)	(0.1)	(0.3)	(5.6)
Balance as of March 31, 2013	$(41.6)	$(43.3)	$(0.2)	$1.8	$(83.3)

(1)	All amounts are net-of-tax.

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Other Comprehensive Income (Loss)

The amounts included in the Statement of Comprehensive Income (Loss) are net of income taxes. The change in income taxes associated with changes in benefit plans net gain/(loss) and prior service (cost)/credit were not significant for the quarters ended March 31, 2014 and March 31, 2013. The change in income taxes associated with net unrealized gains on available for sale securities totaled approximately ($0.1) million for the quarter ended March 31, 2014 and $0.2 million for the March 31, 2013. There were no income taxes associated with foreign currency translation adjustments and changes in fair values of derivatives qualifying as cash flow hedges for the quarters ended March 31, 2014 and March 31, 2013.

The changes in benefit plans net gain/(loss) and prior service (cost)/credit reclassification adjustments impacting net income was $1.6 million for the quarter ended March 31, 2014 and was insignificant for the prior year quarter. Foreign currency translation reclassification adjustments impacting net income were $1.9 million and $3.2 million for the quarters ended March 31, 2014 and March 31, 2013, respectively. There were no reclassification adjustments for unrealized gains (losses) on investments recognized through income for the quarters ended March 31, 2014 and March 31, 2013. Reclassification adjustments impacting net income related to changes in fair value of derivatives qualifying as cash flow hedges was insignificant for the quarter ended March 31, 2014 and was $0.3 million for the prior year quarter ended March 31, 2013.

The Company has operations in Canada, Europe and other countries. The functional currency for foreign operations is generally the local currency. The value of assets and liabilities of these operations is translated into U.S. dollars at the rate of exchange in effect at the balance sheet date. Revenue and expense items are translated at the average exchange rates during the year. The resulting foreign currency translation gains and losses, as well as offsetting gains and losses on hedges of net investments in foreign operations, are reflected in AOCI. Transaction gains and losses resulting from exchange rate changes on transactions denominated in currencies other than the functional currency are recorded in Other Income.

Reclassifications out of Accumulated Other Comprehensive Income (dollars in millions)

	Quarters Ended March 31,						Affected Income Statement
	2014			2013			line item
	Gross Amount	Tax	Net Amount	Gross Amount	Tax	Net Amount
Changes in benefit plan net gain/(loss) and prior service (cost)/credit gains (losses)	$1.6	$–	$1.6	$–	$–	$–	Operating Expenses
Foreign currency translation adjustments gains (losses)	1.9	–	1.9	3.2	–	3.2	Other Income
Changes in fair value of derivatives qualifying as cash flow hedges gains (losses)	–	–	–	0.3	–	0.3	Other Income
Total Reclassifications out of AOCI	$3.5	$–	$3.5	$3.5	$–	$3.5

NOTE 12 — COMMITMENTS

The accompanying table summarizes credit-related commitments, as well as purchase and funding commitments:

Commitments (dollars in millions)

	March 31, 2014			December 31,
	Due to Expire			2013
	Within One Year	After One Year	Total Outstanding	Total Outstanding
Financing Commitments
Financing and leasing assets	$970.1	$3,566.1	$4,536.2	$4,325.8
Letters of credit
Standby letters of credit	32.1	318.5	350.6	302.3
Other letters of credit	33.9	–	33.9	35.9
Guarantees
Deferred purchase agreements	1,681.5	–	1,681.5	1,771.6
Guarantees, acceptances and other recourse obligations	2.5	–	2.5	3.9
Purchase Commitments
Aerospace equipment purchase commitments	1,211.4	7,725.2	8,936.6	8,744.5
Rail and other equipment purchase commitments	771.0	409.5	1,180.5	1,054.0

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Financing Commitments

Financing commitments, referred to as loan commitments or lines of credit, reflect CIT’s agreements to lend to its customers, subject to the customers’ compliance with contractual obligations. Included in the above are commitments that have been extended to and accepted by customers, clients or agents, but on which the criteria for funding have not been completed of $804 million at March 31, 2014 and $548 million at December 31, 2013. Financing commitments also include credit line agreements to Commercial Services clients that are cancellable by us only after a notice period. The notice period is typically 90 days or less. The amount available under these credit lines, net of amount of receivables assigned to us, is $214 million at March 31, 2014. As financing commitments may not be fully drawn, may expire unused, may be reduced or cancelled at the customer’s request, or may require the customer to be in compliance with certain conditions, total commitment amounts do not necessarily reflect actual future cash flow requirements.

The table above includes approximately $1.0 billion of undrawn financing commitments at March 31, 2014 and $0.9 billion at December 31, 2013 where CIT does not have the contractual obligation to lend as the customer is not in compliance with contractual obligations.

At March 31, 2014, substantially all undrawn financing commitments were senior facilities. Most of the Company’s undrawn and available financing commitments are in the Corporate Finance division.

The table above excludes uncommitted revolving credit facilities extended by Commercial Services to its clients for working capital purposes. In connection with these facilities, Commercial Services has the sole discretion throughout the duration of these facilities to determine the amount of credit that may be made available to its clients at any time and whether to honor any specific advance requests made by its clients under these credit facilities.

Letters of Credit

In the normal course of meeting the needs of clients, CIT sometimes enters into agreements to provide financing and letters of credit. Standby letters of credit obligate the issuer of the letter of credit to pay the beneficiary if a client on whose behalf the letter of credit was issued does not meet its obligation. These financial instruments generate fees and involve, to varying degrees, elements of credit risk in excess of amounts recognized in the Consolidated Balance Sheets. To minimize potential credit risk, CIT generally requires collateral and in some cases additional forms of credit support from the client. Most of the Company’s letters of credit are in the Corporate Finance division.

Deferred Purchase Agreements

A Deferred Purchase Agreement (“DPA”) is provided in conjunction with Commercial Services factoring, whereby CIT provides a client with credit protection for trade receivables without purchasing the receivables. The trade receivable terms are generally sixty days or less. If the client’s customer is unable to pay an undisputed receivable solely as the result of credit risk, then CIT purchases the receivable from the client. The outstanding amount in the table above is the maximum potential exposure that CIT would be required to pay under all DPAs. This maximum amount would only occur if all receivables subject to DPAs default in the manner described above, thereby requiring CIT to purchase all such receivables from the DPA clients.

The table above includes $1,595 million of DPA credit protection at March 31, 2014, related to receivables which have been presented to us for credit protection after shipment of goods has occurred and the customer has been invoiced. The table also includes $87 million available under DPA credit line agreements, net of amount of DPA credit protection provided at March 31, 2014. The DPA credit line agreements specify a contractually committed amount of DPA credit protection and are cancellable by us only after a notice period. The notice period is typically 90 days or less.

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The methodology used to determine the DPA liability is similar to the methodology used to determine the allowance for loan losses associated with the finance receivables, which reflects embedded losses based on various factors, including expected losses reflecting the Company’s internal customer and facility credit ratings. The liability recorded in Other Liabilities related to the DPAs totaled $6.9 million and $6.0 million at March 31, 2014 and December 31, 2013, respectively.

Purchase Commitments

CIT’s equipment purchase commitments relate primarily to purchases of commercial aircraft and rail equipment. Commitments to purchase new commercial aircraft are predominantly with Airbus Industries (“Airbus”), The Boeing Company (“Boeing”) and Embraer S.A. (“Embraer”). Aerospace equipment purchases are contracted for specific models, using baseline aircraft specifications at fixed prices, which reflect discounts from fair market purchase prices prevailing at the time of commitment. The delivery price of an aircraft may change depending on final specifications. Equipment purchases are recorded at the delivery date. The estimated commitment amounts in the preceding table are based on contracted purchase prices reduced for pre-delivery payments to date and exclude buyer furnished equipment selected by the lessee. Pursuant to existing contractual commitments, at March 31, 2014 139 aircraft remain to be purchased from Airbus, Boeing and Embraer. Aircraft deliveries are scheduled periodically through 2020. Commitments exclude unexercised options to order additional aircraft.

The Company’s rail business entered into commitments to purchase railcars from multiple manufacturers. Pursuant to these contractual commitments, at March 31, 2014, approximately 8,000 railcars remain to be purchased with deliveries through 2015. Rail equipment purchase commitments are at fixed prices subject to price increases for certain materials. Other purchase commitments relate to Equipment Finance and Maritime equipment.

 Purchase commitments also include $0.6 billion of equipment to be purchased in 2014 pursuant to sale and lease-back agreements, principally with airlines and with other equipment end-users.

NOTE 13 — CONTINGENCIES

Litigation

CIT is currently involved, and from time to time in the future may be involved, in a number of judicial, regulatory, and arbitration proceedings relating to matters that arise in connection with the conduct of its business (collectively, “Litigation”). In view of the inherent difficulty of predicting the outcome of Litigation matters, particularly when such matters are in their early stages or where the claimants seek indeterminate damages, CIT cannot state with confidence what the eventual outcome of the pending Litigation will be, what the timing of the ultimate resolution of these matters will be, or what the eventual loss, fines, or penalties related to each pending matter will be, if any. In accordance with applicable accounting guidance, CIT establishes reserves for Litigation when those matters present loss contingencies as to which it is both probable that a loss will occur and the amount of such loss can be reasonably estimated. Based on currently available information, CIT believes that the results of Litigation that is currently pending, taken together, will not have a material adverse effect on the Company’s financial condition, but may be material to the Company’s operating results or cash flows for any particular period, depending in part on its operating results for that period. The actual results of resolving such matters may be substantially higher than the amounts reserved.

For certain Litigation matters in which the Company is involved, the Company is able to estimate a range of reasonably possible losses in excess of established reserves and insurance. For other matters for which a loss is probable or reasonably possible, such an estimate cannot be determined. For Litigation where losses are reasonably possible, management currently estimates the aggregate range of reasonably possible losses as up to $90 million in excess of established reserves and insurance related to those matters, if any. This estimate represents reasonably possible losses (in excess of established reserves and insurance) over the life of such Litigation, which may span a currently indeterminable number of years, and is based on information currently available as of March 31, 2014. The matters underlying the estimated range will change from time to time, and actual results may vary significantly from this estimate.

Those Litigation matters for which an estimate is not reasonably possible or as to which a loss does not appear to be reasonably possible, based on current information, are not included within this estimated range and, therefore, this estimated range does not represent the Company’s maximum loss exposure.

The foregoing statements about CIT’s Litigation are based on the Company’s judgments, assumptions, and estimates and are necessarily subjective and uncertain. Several of the Company’s Litigation matters are described below.

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LAC-MÉGANTIC, QUEBEC DERAILMENT

On July 6, 2013, a freight train including five locomotives and seventy-two tank cars carrying crude oil derailed in the town of Lac-Mégantic, Quebec. Nine of the tank cars were owned by The CIT Group/Equipment Financing, Inc. (“CIT/EF”) (a wholly-owned subsidiary of the Company) and leased to Western Petroleum Company (“WPC”), a subsidiary of World Fuel Services Corp. (“WFS”). Two of the locomotives are owned by CIT/EF and were leased to Montreal, Maine & Atlantic Railway, Ltd. (“MMA”), the railroad operating the freight train at the time of the derailment, a subsidiary of Rail World, Inc.

The derailment was followed by explosions and fire, which resulted in the deaths of over forty people and an unknown number of injuries, the destruction of more than thirty buildings in Lac-Mégantic, and the release of crude oil on land and into the Chaudiègere River. The extent of the property and environmental damage has not yet been determined. Twenty lawsuits have been filed in Illinois by representatives of the deceased in connection with the derailment. The Company is named as a defendant in seven of the Illinois lawsuits, together with 13 other defendants, including WPC, MMA (who has since been dismissed without prejudice as a result of its chapter 11 bankruptcy filing on August 7, 2013), and the lessors of the other locomotives and tank cars. Liability could be joint and several among some or all of the defendants. All but two of these cases have been consolidated in the U.S. District Court in the Northern District of Illinois and transferred to the U.S. District Court in Maine. The Company has been named as an additional defendant in a pending class action in the Superior Court of Quebec, Canada. Other cases may be filed in U.S. and Canadian courts. The plaintiffs in the pending U.S. and Canadian actions assert claims of negligence and strict liability based upon alleged design defect against the Company in connection with the CIT/EF tank cars. The Company has rights of indemnification and defense against its lessees, WPC and MMA, and also has rights as an additional insured under liability coverage maintained by the lessees. In addition, the Company and its subsidiaries maintain contingent and general liability insurance for claims of this nature, and the Company and its insurers are working cooperatively with respect to these claims.

The Lac-Mégantic derailment has triggered a number of regulatory investigations and actions. The Transportation Safety Board of Canada is investigating the cause of the derailment, with assistance from Transport Canada. In addition, Quebec’s Environment Ministry has issued an order to WFS, WPC, MMA, and Canadian Pacific Railway (which allegedly subcontracted with MMA) to pay for the full cost of environmental clean-up and damage assessment related to the derailment.

As the Company is unable to predict the outcome of the foregoing legal proceedings or whether and the extent to which additional lawsuits or claims will be brought against the Company or its subsidiaries, the regulatory investigations have not been concluded, the total damages have not been quantified, there are a large number of parties named as defendants, and the extent to which resulting liability will be assessed against other parties and their financial ability to bear such responsibilities is unknown, the Company cannot reasonably estimate the amount or range of loss that may be incurred in connection with the derailment. The Company is vigorously defending the claims that have been asserted, including pursuing its rights under indemnification agreements and insurance policies. MMA’s U.S. bankruptcy trustee together with its Canadian bankruptcy monitor are exploring potential settlement with various parties, including CIT.

BRAZILIAN TAX MATTERS

Banco Commercial Investment Trust do Brasil S.A. (“Banco CIT”), CIT’s Brazilian bank subsidiary, is pursuing seven tax appeals relating to disputed local tax assessments on leasing services and importation of equipment. The disputes primarily involve questions of whether the correct taxing authorities were paid and whether the proper tax rate was applied.

ISS Tax Appeals

Notices of infraction were received relating to the payment of Imposto sobre Serviços (“ISS”), charged by municipalities in connection with services. The Brazilian municipalities of Itu and Cascavel claim that Banco CIT should have paid them ISS tax on leasing services for tax years 2006 – 2011. Instead, Banco CIT paid the ISS tax to Barueri, the municipality in which it is domiciled in São Paulo, Brazil. The disputed issue is whether the ISS tax should be paid to the municipality in which the leasing company is located or the municipality in which the services were rendered or the customer is located. The amounts claimed by the taxing authorities of Itu and Cascavel collectively for tax assessments and penalties are approximately 850 thousand Reais (approximately $375 thousand). Recent favorable legal precedent in a similar tax appeal has been issued by Brazil’s highest court resolving the conflict between the municipalities.

ICMS Tax Appeals

Notices of infraction were received relating to the payment of Imposto sobre Circulaco de Mercadorias e Servicos (“ICMS”) taxes charged by states in connection with the importation of equipment. The state of São Paulo claims that Banco CIT should have paid it ICMS tax for tax years 2006-2009 because Banco CIT, the purchaser, is located in São Paulo. Instead, Banco CIT paid ICMS tax to the states of Espirito Santo, Espirito Santa Caterina, and Alagoas, where the imported equipment arrived. A recent regulation issued by São Paulo in December 2013 reaffirms a 2009 agreement by São Paulo to conditionally recognize ICMS tax payments made to Espirito Santo. The amounts claimed by São Paulo collectively for tax assessments and penalties are approximately 72 million Reais (approximately $32 million) for goods imported into the state of Espirito Santo from 2006 – 2009 and the states of Espirito Santa Caterina and Alagoas in 2007 and 2008.

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A notice of infraction was received relating to São Paulo’s challenge of the ICMS tax rate paid by Banco CIT for tax years 2004 – 2007. São Paulo alleges that Banco CIT paid a lower rate of ICMS tax on imported equipment than was required (8.8% instead of 18%). Banco CIT challenged the notice of infraction and was partially successful — the period from January 1, 2004 through December 22, 2004 has been excluded from the amounts claimed to be due by São Paulo. Banco CIT has commenced a judicial proceeding challenging the unfavorable portion of the administrative ruling. The amount claimed by São Paulo for tax assessments and penalties is approximately 4 million Reais (approximately $1.8 million).

The current potential aggregate exposure in taxes, fines and interest for the ISS and the ICMS tax matters could be up to approximately 77 million Reais (approximately $34 million).

NOTE 14 — BUSINESS SEGMENT INFORMATION

Management’s Policy in Identifying Reportable Segments

CIT’s reportable segments are comprised of business units that are aggregated into segments primarily based upon industry categories, geography, target markets and customers served, and, to a lesser extent, the core competencies relating to product origination, distribution methods, operations and servicing and the nature of their regulatory environment. This segment reporting is consistent with the presentation of financial information to management.

Types of Products and Services

In December 2013, the Company announced organization changes that became effective January 1, 2014. Management changed its operating segments to (i) realign and simplify its businesses and organizational structure, (ii) streamline and consolidate certain business processes to achieve greater operating efficiencies, and (iii) leverage CIT’s operational capabilities for the benefit of its clients and customers. Effective January 1, 2014, CIT manages its business and reports financial results in three operating segments: (1) Transportation & International Finance (“TIF”); (2) North American Commercial Finance (“NACF”); and (3) Non-Strategic Portfolios (“NSP”). These are discussed further in “Results By Business Segments”.

The change in segment reporting does not affect CIT’s historical consolidated results of operations. The discussions below reflect the new reporting segments; all prior period comparisons have been conformed and are consistent with the presentation of financial information to management.

TIF offers secured lending and leasing products to midsize and larger companies across the aerospace, rail and maritime industries, as well as international finance, which includes corporate lending and equipment financing businesses in China and the U.K. Revenues generated by TIF include rents collected on leased assets, interest on loans, fees, and gains from assets sold.

NACF offers secured lending as well as other financial products and services predominately to small and midsize companies in the U.S. and Canada. These include secured revolving lines of credit and term loans, leases, accounts receivable credit protection, accounts receivable collection, import and export financing, factoring, debtor-in-possession and turnaround financing and receivable advisory services. Revenues generated by NACF include interest earned on loans, rents collected on leased assets, fees and other revenue from leasing activities and capital markets transactions, and commissions earned on factoring and related activities.

Non-Strategic Portfolios (“NSP”) consists of portfolios that were determined to be subscale or no longer part of our long-term strategy. Included in NSP at March 31, 2014 are a small business lending portfolio and other international portfolios, including certain ones in Latin America (including Mexico) and Europe.

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Segment Income Statement and Assets

In the table that follows, Corporate and Other includes certain non-allocated items such as unallocated interest expense, primarily related to corporate liquidity costs (Interest Expense), mark-to-market adjustments on non-qualifying derivatives (Other Income) and restructuring charges for severance and facilities exit activities (Operating Expenses).

Business Segments (dollars in millions)

	Transportation & International Finance	North American Commercial Finance	Non-Strategic Portfolios	Corporate & Other	Total CIT
Quarter Ended March 31, 2014
Interest income	$76.7	$193.4	$28.4	$3.7	$302.2
Interest expense	(160.7)	(68.9)	(24.9)	(17.4)	(271.9)
Provision for credit losses	(12.4)	(23.2)	(1.0)	(0.1)	(36.7)
Rental income on operating leases	459.6	22.8	9.5	–	491.9
Other income	7.2	61.8	4.4	(2.3)	71.1
Depreciation on operating lease equipment	(121.7)	(21.9)	(5.2)	–	(148.8)
Maintenance and other operating lease expenses	(51.6)	–	–	–	(51.6)
Operating expenses	(79.5)	(121.5)	(19.2)	(13.3)	(233.5)
Income (loss) before (provision) benefit for income taxes	$117.6	$42.5	$(8.0)	$(29.4)	$122.7
Select Period End Balances
Loans	$3,553.5	$14,902.8	$115.4	$–	$18,571.7
Credit balances of factoring clients	–	(1,213.5)	–	–	(1,213.5)
Assets held for sale	92.6	67.0	959.8	–	1,119.4
Operating lease equipment, net	13,926.9	210.1	45.4	–	14,182.4
Quarter Ended March 31, 2013
Interest income	$56.6	$219.3	$43.9	$2.7	$322.5
Interest expense	(144.1)	(78.6)	(36.8)	(14.6)	(274.1)
Provision for credit losses	5.6	(24.9)	(0.3)	0.1	(19.5)
Rental income on operating leases	417.4	23.8	35.2	–	476.4
Other income	16.8	63.7	(9.9)	(0.6)	70.0
Depreciation on operating lease equipment	(108.0)	(16.3)	(9.0)	–	(133.3)
Maintenance and other operating lease expenses	(42.4)	–	–	–	(42.4)
Operating expenses	(63.4)	(128.1)	(38.5)	(0.9)	(230.9)
Income (loss) before (provision) benefit for income taxes	$138.5	$58.9	$(15.4)	$(13.3)	$168.7
Select Period End Balances
Loans	$2,958.0	$14,094.2	$1,473.5	$–	$18,525.7
Credit balances of factoring clients	–	(1,237.7)	–	–	(1,237.7)
Assets held for sale	214.1	8.5	424.2	–	646.8
Operating lease equipment, net	12,024.6	183.8	82.2	–	12,290.6

NOTE 15 — GOODWILL

The following table summarizes goodwill assets by segment:

Goodwill (dollars in millions)

	Transportation & International Finance	North American Commercial Finance	Total
Balance at December 31, 2013	$183.1	$151.5	$334.6
Acquisitions	68.9	—	68.9
Balance at March 31, 2014	$252.0	$151.5	$403.5

Goodwill balances as of December 31, 2013 were recorded in conjunction with FSA and represented the excess of reorganization equity value over the fair value of tangible and identifiable intangible assets, net of liabilities. Effective January 1, 2014, this goodwill was reallocated to the Company’s new TIF and NACF reporting units based on the respective reporting unit’s estimated fair value of equity. The Company evaluated goodwill for impairment immediately before and after the reallocation of goodwill to the reporting units and identified no impairment.

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On January 31, 2014, CIT acquired 100% of the outstanding shares of Paris-based Nacco, an independent full service railcar lessor in Europe. The Nacco acquisition was accounted for under the purchase method. The purchase price was approximately $250 million and the acquired assets and liabilities were recorded at their estimated fair values as of the acquisition date resulting in $68.9 million of goodwill. The assets acquired included approximately $650 million of leasing assets, along with existing secured debt.

Once goodwill has been assigned, it no longer retains its association with a particular event or acquisition, and all of the activities within a reporting unit, whether acquired or internally generated, are available to support the value of the goodwill.

NOTE 16 — SUBSEQUENT EVENTS

Debt Repayment

On April 1, 2014 the Company repaid $1.3 billion of maturing unsecured debt that had a coupon of 5.25%.

Dividend Declared and Share Repurchase Authorization

In April 2014, the Board of Directors declared a quarterly cash dividend of $0.10 per share payable on May 30, 2014 and authorized an additional share repurchase of up to $300 million of common stock through December 31, 2014, bringing the total authorized repurchase to $607 million for 2014.

Student Loan Sale

On April 25, 2014, the Company completed the sale of the student loan business, which was included in AHFS, along with certain secured debt and servicing rights. Approximately $3.2 billion of debt was extinguished, including $0.8 billion that was repaid using a portion of the cash proceeds. As a result, we expect to recognize a net gain of over $50 million and will record incremental expense related to exiting the business.

Aircraft Securitization Debt Redemption

On April 18, 2014, CIT gave notice to the indenture trustee of our intention to redeem on May 20, 2014 $366 million of outstanding secured debt related to two aircraft securitization vehicles. These notes are also included as reference obligations in the GSI TRS. As a result of this redemption, during the second quarter, CIT expects to recognize income of approximately $16 million from acceleration of the debt FSA and reimbursement of the debt original issue discount related to these notes.

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